Exhibit 10.20

مجموعة كيزاد
KEZAD GROUP

31 DEC 2024
DATED: ………………………..

ABU DHABI PORTS COMPANY PJSC

AND

SINGAUTO MANUFACTURING L.L.C. S.P.C.

MUSATAHA AGREEMENT

OF PLOT KHIA9-22_23
WITH AN AREA OF 104,745.71 m^2
WITHIN AREA A OF KEZAD
ABU DHABI, UAE

مجموعة كـــيزاد
KEZAD GROUP

Contents

Appendix	Name
1	ADPC Works Description
2	Plot Plan and Description

مجموعة كـــيزاد
KEZAD GROUP

PARTICULARS

1.	**Effective Date:**	31 / 12 / 2024 ....
2.	**ADPC:**	**ABU DHABI PORTS COMPANY PJSC,** incorporated by Emiri Decree No. 6 of 2006, having its registered office at Abu Dhabi Ports Company Building, Mina Road, PO Box 54477, Abu Dhabi, UAE, with commercial registration number 1004600. Phone no.: +971 (2) 695 2929 Fax no.: +971 (2) 695 2177 Attention: Mr. Mohamed Al Khadar Al Ahmed
3.	**Occupier:**	**SINGAUTO MANUFACTURING L.L.C. S.P.C.,** incorporated under the laws of the Emirate of Abu Dhabi, U.A.E License Number: IN-2006876 Address: Unit 1903, Boulevard Plaza Tower 1, Downtown, Dubai, United Arab Emirates Phone No: +971 (50) 2015656 Fax No: +971 (4) 3308989 Attention: Mr. Yuqiang Liu
4.	**Plot:**	Plot No. KHIA9-22_23 within the Development Approximately 104,745.71 m^2 Plot is shown for the purposes of identification edged red on the Plot Plan and Description.
5.	**Development:**	Khalifa Economic Zones at Taweelah, Abu Dhabi owned by ADPC as may be varied from time to time.
6.	**Term**	Fifty (50) years commencing on the Effective Date.
7.	**Land Rent:**	AED 2,618,642.75 per annum, exclusive of Sales and Use Tax and subject to review in accordance with Clause 3.6 (*Review of Land Rent* .
8.	**Payment Terms**	By four (4) instalments.
9.	**Payment Dates**	The Effective Date, the date three (3) months from the Effective Date, the date six (6) months from the Effective Date, the date nine (9) months from the Effective Date, and thereafter every yearly anniversary of such dates.
10.	**Rent Commencement Date**	Eighteen (18) months from the Effective Date.

11.	**Permitted Use**	The Plot shall be used for purposes of undertaking activities related to smart vehicle manufacturing, including manufacturing of electric motors and vehicle parts and accessories.
12.	**Late Payment Amount:**	A sum equal to eight percent (8%) per annum of any amount due to ADPC under this Musataha Agreement but unpaid.
13.	**Security:**	AED 2,618,642.75 being the sum equal to one (1) years' Land Rent plus (if applicable) an amount equal to any Sales or Use Tax payable thereon.

14. **Occupier's Works Milestone Dates:**

Milestone	Completion Date
Occupier's Soil and Groundwater Condition Description	Three (3) months from the Effective Date.
Occupier's Conceptual Designs	Three (3) months from the Effective Date.
Occupier's Works Description	Four (4) months from the Effective Date.
Appointment of Construction Parties	Seven (7) months from the Effective Date.
Commencement of construction of Occupiers Works	Eight (8) months from the Effective Date.

15. **Occupier's Works Completion Date** — Twenty-six (26) months from the Effective Date.

16. **Draft Decommissioning Plan Delivery Date:** — The earlier of:

(a) the date that is three (3) years **before** the end of the Term; and

(b) the date that is ninety (90) days **after** the date of termination specified in any notice of termination pursuant to Clause 22 (*Termination)*

17. **Decommissioning Period** — Thirty (30) months

18. **Other Easements or Rights of Way** — None

19. **Other Reservations of Rights** — None

20. **Special Conditions** — The conditions set out in Schedule 3 (*Special Conditions*).

THIS MUSATAHA AGREEMENT is made on the Effective Date between ADPC and the Occupier.

IT IS AGREED as follows:

1 **DEFINITIONS AND INTERPRETATION**

1.1 **Definitions**

In this Musataha Agreement unless otherwise stated:

"**Abu Dhabi Courts**" means the courts of the Emirate of Abu Dhabi (excluding the courts of the Abu Dhabi Global Marketplace).

"**Adjoining Property**" means all parts of the Development (other than the Plot) and any land or buildings adjoining or neighbouring the Development.

"**ADPC**" means the party identified in Item 2 of the Particulars and includes successors and assignees and the person or persons for the time being entitled to any reversionary interest (whether mediate or immediate) expectant on the termination of the Term.

"**ADPC Approvals**" means any approval, no objection certificate, consent, permit or licence required by the Occupier from ADPC under this Musataha Agreement or under the Development Rules from time to time for any works by the Occupier on the Plot or on any Easement Area or, if expressly permitted in writing by ADPC, on any other part of the Development, or as otherwise required by the Occupier from ADPC under this Musataha Agreement or under the Development Rules from time to time (any of which may be subject to any reasonable conditions imposed by ADPC). The ADPC Approvals do not include any documents issued by ADPC on behalf of any Third Party.

"**ADPC Approvals Criteria**" means the criteria by reference to which ADPC (acting reasonably) grants ADPC Approvals comprising of compliance with Legal Requirements, the terms of Third Party Approvals, the Development Rules and the terms of this Musataha Agreement.

"**ADPC Works**" means the works described in the ADPC Works Description and if those works are divided into phases, then (as the context requires) the relevant phase of those construction works.

"**ADPC Works Description**" means the document attached as Annexure 1.

"**ADPC Works Failsafe Date**" means, in relation to the ADPC Works or, as the case may be, a phase of the ADPC Works, the date(s) set out in the ADPC Works Description or, as the case may be, the date mentioned in relation to each phase, as the date by which the ADPC Works or, as the case may be, the phase of the ADPC Works must be completed (as evidenced by the issue of a Certificate of Substantial Completion).

"**ADPC Works Target Delivery Date**" means, in relation to the ADPC Works or, as the case may be, a phase of the ADPC Works the date(s) mentioned in the ADPC Works Description as the target date for completion of the ADPC Works or, as the case may be, each phase of the ADPC Works (as evidenced by the issue of a Certificate of Substantial Completion for that phase).

"**AED**" means UAE Dirhams, the lawful currency of the UAE.

"**Affiliate**" means in relation to a person (first person), a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the first person (where control" means the possession of the power to direct the management and policies of a person or the distribution of its profits).

"**Alteration**" means either of the following:

(a) (i) any alteration, addition, modification, improvement, renovation, or replacement on the Plot or in relation to any Improvements; (ii) any works by the Occupier on the Plot that are not described in the Occupier's Works Description and approved as part of the Occupier's Works; or

(b) any alteration, addition, modification, improvement, renovation, or replacement of any structure on any Easement Area or, if expressly permitted in writing by ADPC, on any other part of the Development.

"**Annexure**" means an annexure attached to this Musataha Agreement.

"**Applicable Law**" means the laws enacted or to be enacted either in the Emirate of Abu Dhabi or by the Federal legislature of the UAE, including Environmental Laws and laws concerning the registration of Relevant Interests and the regulation of the relationship between ADPC and the Occupier in the Emirate of Abu Dhabi or any other relevant laws, decrees and/or regulations that relate to or govern any of the matters referred to in this Musataha Agreement.

"**Certificate of Substantial Completion**" means a certificate certifying Substantial Completion of construction works or, as the case may be, any identified phase of any construction works, signed by the Project Manager of the Party for whom the construction works were undertaken and in addition (or separately) signed by the Relevant Authority in the case of the Occupier's Works.

"**Change of Control**" means any direct or indirect change in shareholding or, where applicable, partnership or other equity interests (whether effected by one or more steps or transactions) that results in a change of control of the Occupier where control means the possession of the power to direct the management and policies of the Occupier or the distribution of its profits.

"**Civil Code**" means the Federal Civil Transactions Law No. 5 of 1985 as amended by Federal Law No. 1 of 1987 in respect of Civil Transactions for the UAE;

"**Claim**" means any suit, action, legal or administrative proceedings, claim, demand, loss, damages, liability, fine, cost and expense of whatsoever kind or nature (including reasonable attorney's fees and expenses), whether arising before or after the expiry or early termination of this Musataha Agreement but excluding any indirect or consequential damages.

"**Condemnation** means land or rights being acquired by any Relevant Authority for any public or quasi-public use or purpose or transfer in connection with such public or quasi-public use or purpose with or without condemnation action or proceedings being instituted and "**Condemnation Acquisition,**" "**Condemned**", "**Condemn**" have corresponding meanings.

"**Condemnation Acquisition Monies**" means all monies awarded in respect of compensation, including profit from investing any compensation monies in any investment that complies with Shari'a, and any money received in respect of purchase or compensation under an agreement where land or rights have been Condemned, but excluding monies specifically received and belonging to the Occupier in respect of the Improvements, trade fixtures and fittings or personal belongings of the Occupier on the Plot.

"**Construction Party**" means any consultant, contractor, designer, agent or other member of the Occupier's professional team or construction team engaged from time to time in the design, management, or the carrying out the Occupier's Works or any Alteration, including the Occupier's Project Manager.

"**Decommissioning Plan**" means a plan for decommissioning and demolishing the Improvements on the Plot and any improvements on any Easement Area (if any, above and below ground level) and bringing to a condition no worse than its condition on the Effective Date any of (i) the Plot, (ii) each Easement Area (if any) and (iii) each other part of the Development (if any) on which the Occupier was permitted by

ADPC to construct any permanent structure. The plan is to be prepared by the Occupier and approved by ADPC and must include the following:

(a) details of the decommissioning, demolition and land remediation works to be undertaken;

(b) a timetable for completing the decommissioning, demolition and land remediation works that is within the Decommissioning Period;

(c) an estimate of the cost of the decommissioning, demolition and land remediation works that includes reasonable assumptions relating to cost inflation;

(d) an environmental plan, reviewed by the Relevant Authorities and taking into account their requirements, that includes details for the disposal of all demolition materials, Hazardous Substances and contaminated soil or sub-soil or groundwater and details of all anticipated environmental remediation works;

(e) a transportation plan for the removal of all materials, debris, Hazardous Substances and contaminated soil, sub-soil, and groundwater; and

(f) any other relevant information that ADPC (acting reasonably) requires; and

(g) a reference to a draft Decommissioning Plan" means a Decommissioning Plan prepared by the Occupier that has not been approved by ADPC.

"**Development Rules**" means the rules and regulations for the Development as amended from time to time, a copy of the edition of the Development Rules current at the Effective Date having been provided to the Occupier and the Occupier acknowledges receipt of it.

"**Development Utilities Corridors**" means the corridors for Utilities within the Development.

"**EAD**" means the Environmental Agency Abu Dhabi and the expression includes any successor agency, department, or instrument of the government of the Emirate of Abu Dhabi or the government of the UAE.

"**Easement Area**" means any area within the Development shown on the Plot Plan and Description as an area in respect of which ADPC grants any right of way, or easement to the Occupier as set out in Schedule 1 (*Rights Granted*) or otherwise detailed in this Musataha Agreement.

"**Environmental Laws**" means any Applicable Laws relating to the protection of the environment or harm to or the protection of human, animal or plant life, the air or any water body or system.

"**Event of Default**" is defined in Clause 20 (*Events of default*).

"**Finance Party**" means any duly licensed bank or financial institution that is not an Affiliate of the Occupier and that has agreed to provide or has provided any credit facility (including a hedging facility) to the Occupier in connection with the Occupier's Works or the operation of the Improvements on the condition that the credit facility is secured (in whole or in part) over the interests of the Occupier in the Plot and the Improvements.

"**Finance Parties Direct Agreement**" means an agreement between ADPC and Finance Parties as agreed between ADPC and a Finance Party.

"**Force Majeure**" means fire, storm, tempest, flood, other exceptionally inclement weather conditions or climate change, changes in geological characteristics and sub-surface conditions, lightning, explosion, earthquake, war, hostilities, invasion, act of foreign enemies, rebellion, revolution, insurrection, terrorist action of whatever nature and with whatever effect, military or usurped power, civil war, labour lock-outs, strikes, other industrial disputes, riot, civil commotion, disorder, decree of any government authority, but

does not include a Party's inability to make any payments due under this Musataha Agreement or to obtain financing for any payment.

"**Hazardous Substances**" means any solid, liquid, or gaseous substances having properties harmful to human health or adverse impact on the environment such as toxic substances, explosive, flammable, or ionizing radioactive substances or any other substance regulated by Environmental Laws.

"**Improvements**" means:

(a) when completed, the structure or structures described in the Occupier's Works Description;

(b) when completed and until demolished, removed or replaced, any improvements constructed by the Occupier on the Plot in relation to any Temporary Infrastructure;

(c) when completed, any Alteration on the Plot; and

(d) all other improvements of any kind from time to time on the Plot, including works-in-progress in relation to any Temporary Infrastructure, Occupier's Works, or any Alteration.

"**Independent Expert**" is defined in Clause 38.3 (*Independent Expert*).

"**Insolvent**" means, in relation to a person, that the person ceases to be able to pay its debts as they fall due, or its assets are not sufficient to pay its debts. If a person commences composition or similar proceedings or enters into any composition or arrangement with its creditors or any of them or announces publicly its intention to do so or the person commences its own bankruptcy proceedings or any creditor of the person files proceedings in any jurisdiction for the liquidation or administration of the person, then any one or more of these things is sufficient evidence for the purposes of this Musataha Agreement of the inability of the person to pay its debts as they fall due.

"**Insured Risks**" is defined in Clause 13.1.

"**Late Payment Amount**" means the amount payable by the Occupier to ADPC for the delay in making any payment due to ADPC under this Musataha Agreement at the rate specified in the Particulars and which shall accrue on a daily basis from the due date of the payment to the date of actual payment, both days inclusive.

"**Legal Requirements**" means insofar as they apply to the Plot, the Occupier's Works or the Improvements, all Applicable Law and all regulations, orders, codes of practice or delegated or subordinate legislation made thereunder, building regulations, fire and safety regulations and the regulations, requirements and by-laws of any municipality, local authority, national or public utility company or other authority with whose system Improvements on the Plot are or will be connected.

"**Liabilities**" means any claims, demands, damages, losses, costs, and expenses incurred by or on behalf of ADPC whether or not any amounts or matters are unascertained or unquantified at any relevant time and Liability has a corresponding meaning.

"**Musataha Interest**" is defined in Clause 2.1 (*Grant and Term*).

"**Occupier**" means the party defined as Occupier in Item 3 of the Particulars and includes its permitted successors and assignees.

"**Occupier's Conceptual Designs**" means pre-conceptual and conceptual designs relating to the Intended Improvements and relating to any ancillary works on the Easement Areas or any other part of The Development, if approved by ADPC, prepared by the Occupier's professional team.

"**Occupier Parties**" means the Occupier's contractors, shareholders, directors, officers, employees, agents, and representatives.

"**Occupier's Soil and Groundwater Condition Description**" means a soil and groundwater condition description to be prepared for the Occupier describing the soil, sub-soil, and ground water conditions of the Plot.

"**Occupier's Works**" means the works by the Occupier described in the Occupier's Works Description to be carried out and completed at the Occupier's sole cost.

"**Occupier's Works Completion Date**" means, in relation to the Occupier's Works, the date specified in Item 14 of the Particulars for final completion of the Occupier's Works (as evidenced by the issue of a Certificate of Substantial Completion for the Occupier's Works).

"**Occupier's Works Milestone Date**" means, in relation to a phase of the Occupier's Works (if any) the date (if any) specified in Item 14 of the Particulars for the completion of that phase.

"**Occupier's Works Description**" means the description of the Occupier's intended works on the Plot or on any Easement Area, as approved by ADPC and/or any Relevant Authority. Such description shall include plans for the Improvements, a timetable for construction of the Improvements and any ADPC or Third-Party Approvals and the due date for commencement of operations at the Plot plus any other reasonable requirements of ADPC or any Relevant Authority.

"**Payment Obligations**" means any and all payments from time to time due from the Occupier to ADPC under this Musataha Agreement, including the Land Rent, and any payment obligation arising under the Special Conditions and all other monetary obligations of the Occupier pursuant to any indemnities given by the Occupier to ADPC, whether or not formally demanded.

"**Payment Review Date**" means each and every fifth (5th) anniversary of the Effective Date.

"**Permitted Use**" means:

(a) for the period from the Effective Date to the date of completion of the Occupier's Works, the design and construction of Improvements;

(b) for the period from the date of the completion of Occupier's Works and receipt of all ADPC Approvals and Third-Party Approvals, the operation and maintenance of the Improvements for the activity details in Item 11 of the Particulars;

(c) for the period from the start of the Decommissioning Period to end of the Term or earlier termination of this Musataha Agreement, the decommissioning of the Improvements in accordance with Clause 24 (*ADPC's Self-Help Remedy in Relation to Decommissioning and Reinstatement*); and

(d) if Clause 22.2.1(b) applies, for the period determined in accordance with Clause 22.2.3 the decommissioning of the Improvements in accordance with Clause 22.2.3 and Clause 23 (Decommissioning, demolition, and land remediation), including activities permitted under any Decommissioning Plan approved by ADPC.

"**Plot Plan and Description**" means the plan(s) and description(s) attached as Annexure 2.

"**Project Manager**" means, as the context requires, the project manager from time to time appointed by or on behalf of ADPC in relation to the ADPC Works or the Occupier in relation to the Occupier's Works.

"**Relevant Authority**" means, as the context requires, the relevant and competent governmental and/or local authority and/or any service provider prescribed or approved by ADPC and having jurisdiction over the Development (including the relevant Utility authorities or providers) in each case having jurisdiction

over the relevant matter including, (as applicable) the Department of Planning and Economy, the Land Registration Department of the Abu Dhabi Municipality, the EAD, the Department of Urban Planning and Municipalities, the Critical Infrastructure and Coastal Protection Authority or any other ministry, department, body, tribunal or local authority having jurisdiction over the Plot or the Development or any construction works, any improvements on the Plot or the Development or any other matter in connection with the Plot or the Development.

"**Relevant Interest**" means any musataha, waqf, usufruct (*intifa*), lease, charge, or other interest or right of a similar nature.

"**Relevant Payment Review Date**" means the particular Payment Review Date as of which a review of the Land Rent is undertaken under Clause 3.6 (*Review of Land Rent*).

"**Renewal Period**" means the period of eighteen (18) months commencing from and including the forty-sixth (46th) anniversary of the Effective Date and ending on the dated thirty (30) months prior to expiry of the Term.

"**Renewal Notice**" means a written notice requesting a renewal of the Term of the Musataha Agreement.

"**Sales or Use Tax**" means all taxes, excise taxes, sales added or value added taxes and use taxes (as defined in any relevant legislation in the relevant territory, as amended or re-enacted from time to time, and legislation supplemental to it) imposed or to be imposed upon any payment due to ADPC pursuant to this Musataha Agreement, at the rate in force when the relevant supply is made and includes any tax or taxes of a similar nature substituted for, or levied in addition to, such tax or taxes.

"**Security Guarantee**" means an unconditional, irrevocable guarantee payable on first demand in favour of ADPC and in a form approved by ADPC and issued by a financial institution approved by ADPC.

"**Substantial Completion**" means completion of any works or, as the case may be, any phase of any works, apart from minor defects, in accordance with the provisions relating to completion in the contract or contracts relating to those works or that phase.

"**Temporary Infrastructure**" means any temporary infrastructure and/or temporary access routes to the Plot as agreed in writing with ADPC to enable the Occupier to execute Occupiers Works.

"**Term**" has the meaning given in the Particulars.

"**Third Party Approvals**" means, in respect of any activity, all licences (including commercial trade licences), consents, approvals, no objection certificates, certificates and permits required from any Relevant Authority in respect of that activity in accordance with Applicable Law. If any Relevant Authority delegates to ADPC any right to grant any licence, consent, approval, no objection certificate, certificate or permit on its behalf, the relevant licence, consent, approval, no objection certificate, certificate, or permit is considered a Third-Party Approval. If ADPC is granted any authority status under any legislation and in that capacity, it is empowered to grant any licence, consent, approval, no objection certificate, certificate or permit, the relevant licence, consent, approval, no objection certificate, certificate, or permit is considered a Third-Party Approval.

"**UAE**" means the Federation of the United Arab Emirates.

"**Utilities**" means water (including chilled water or seawater for cooling purposes), steam, air, gas, sewage, drainage of storm water or groundwater, electricity, radio, television, telegraphic, telephone, telecommunications, supply of landfill and other services and supplies of any nature.

1.2 **Interpretation**

Unless there is something in the subject or context that is inconsistent in this Musataha Agreement:

1.2.1 every covenant by a party comprising more than one person is deemed to be made by the persons comprising that party jointly and by each of them severally;

1.2.2 person means any natural person or any firm, company, corporation, or other entity, as the context requires;

1.2.3 Party means a party to this Musataha Agreement and Parties means the parties to this Musataha Agreement collectively;

1.2.4 any covenant by a Party to do any act or thing includes an obligation to procure that the act or thing is done;

1.2.5 any covenant by a Party not to do any act or thing includes an obligation not to permit or suffer the act or thing to be done;

1.2.6 words denoting any gender include each other gender and words denoting the singular may denote the plural and vice versa, if the context requires;

1.2.7 references to Applicable Law, Legal Requirements, laws, regulations, or requirements include references to any modification, extension, or re-enactment thereof from time to time;

1.2.8 any reference to the right of ADPC to have access to, or to enter, the Plot (or any part thereof) extends to ADPC, any manager of the Plot and all persons authorised by any of them, including their respective agents, professional advisers, contractors, and workmen;

1.2.9 the words preceding including and the words preceding include must not be read as limited by the words that follow;

1.2.10 if any provision in a definition of this Musataha Agreement is a substantive provision conferring rights or imposing obligations then, notwithstanding that it is only in the interpretation clause of this Musataha Agreement, effect must be given to it as if it were a substantive provision;

1.2.11 Particulars means the table headed as such at the beginning of this Musataha Agreement, Clause means a clause or sub-clause of this Musataha Agreement, Schedule means a schedule attached to this Musataha Agreement and Item means a numbered Item of the Particulars;

1.2.12 clause headings are inserted for convenience only and do not affect the interpretation of this Musataha Agreement;

1.2.13 reference to this Musataha Agreement or any other agreement or document is a reference to that agreement or document as amended, modified, or supplemented and in effect from time to time and includes a reference to any document which amends, modifies, or supplements it, or is entered into, made, or given pursuant to or in accordance with its terms;

1.2.14 a year is a period commencing from any day in a calendar year and ending on the day before the numerically corresponding day in the next calendar year;

1.2.15 all periods of time shall be based on and computed according to the Gregorian calendar;

1.2.16 reference to a document in agreed form is a reference to a document in a form approved and for the purpose of identification initialled by or on behalf of each Party;

1.2.17 reference to the Improvements or the Plot (unless the context requires otherwise) is a reference to each and every part thereof; and

1.2.18 any provision of this Musataha Agreement requiring a Party to indemnify or reimburse the other Party must be read as an obligation to indemnify against or reimburse only the Party's actual costs, excluding any costs of funding or any opportunity costs.

1.2.19 Capitalised items not defined in Clause 1 (*Definitions and Interpretation*) shall have the meaning given to them in the Particulars.

1.3 **Particulars, Schedules, and Annexures**

1.3.1 The Particulars, the Schedules and the Annexures form part of this Musataha Agreement and have effect as if set out in full in the body of this Musataha Agreement and any reference to this Musataha Agreement includes the Particulars, the Schedules, and the Annexures.

1.3.2 To the extent the terms of Schedule 3 (*Special Conditions*) are inconsistent with any other provision of this Musataha Agreement, the provisions of Schedule 3 (*Special Conditions*) shall prevail.

2 **GRANT OF MUSATAHA AND OTHER RIGHTS**

2.1 **Grant and Term**

ADPC grants for the Term on the terms of this Musataha Agreement (and the Occupier accepts for the Term the grant of) musataha rights pursuant to Article 1353 of the Civil Code in respect of the Plot and Improvements on the terms set out in this Musataha Agreement subject to the rights, exceptions, reservations and obligations referred to in Clause 2.2 (*Exceptions and reservations of rights*) to Clause 2.5 (*Occupier's obligation to obey the Development Rules*) and with the benefit of the rights referred to in Schedule 1 (*Rights Granted*) of this Musataha Agreement (collectively referred to as the "**Musataha Interest**").

2.2 **Exceptions and reservations of rights**

There are excepted and reserved to ADPC the matters, exceptions, restrictions, rights of way, easements, reservations and rights (without any liability to pay compensation to the Occupier or otherwise) set out in Schedule 2 (*Exceptions and Reservations*).

2.3 **Third party rights**

The rights granted in Clause 2.1 (*Grant and Term*) are granted subject to any rights of way, easements, reservations, privileges, covenants, restrictions, stipulations, encumbrances and other matters of whatever nature:

2.3.1 affecting the Plot (or any part of it) as at the Effective Date;

2.3.2 permitted by or referred to in this Musataha Agreement; and

2.3.3 permitted by or referred to in the Development Rules as at the Effective Date (including the 'Development Control Regulations', as defined and set out in the Development Rules, which constitute an easement over the Plot in favour of the Adjoining Property),

2.3.4 permitted by this Musataha Agreement or imposed by any Relevant Authority,

and the Occupier is deemed to have full knowledge of the matters referred to above and must not raise any objection or requisition in respect of them.

2.4 **No implied easements**

Other than as expressly granted by this Musataha Agreement, nothing in this Musataha Agreement confers on, or grants to, the Occupier any right of way, easement, right or privilege.

2.5 **Occupier's obligation to obey the Development Rules**

The Occupier acknowledges receipt of and agrees to be bound by and comply with (and ensure the Occupier Parties comply with) the Development Rules throughout the Term (or following the end of the Term if Clause 22.3.1(b) applies).

3 **LAND RENT AND OTHER PAYMENTS**

3.1 **Payment of the Land Rent**

The Occupier must pay the Land Rent to ADPC in accordance with the Payment Terms in advance on each Payment Day (provided that the first instalment of each shall be made on the Rent Commencement Date) in each year. If the Rent Commencement Date is not a Payment Date, a prorated amount for the period from and including the Rent Commencement Date to and including day preceding the next Payment Date shall be payable by the Occupier in respect of this period. On the last Payment Date prior to the expiry of the Term, the Occupier shall pay to ADPC a prorated amount of the Land Rent attributable to the period commencing on this last Payment Date up to the expiry of the Term.

3.2 **Payment of other amounts**

Unless otherwise provided, the Occupier must pay any other amounts payable by it under this Musataha Agreement within thirty (30) days of written demand by ADPC.

3.3 **Continuing application of provisions**

The obligations of the Occupier under this Clause 3 (*Land rent and other payments*) continue to apply notwithstanding the expiration of the Term or earlier termination of this Musataha Agreement, but only in respect of the period until expiration or earlier termination.

3.4 **No right of set-off**

Except as expressly provided for in this Musataha Agreement, and subject to the Applicable Law, the Occupier must not exercise any right of set-off, deduction, abatement, or counterclaim to reduce its liability for the Land Rent or any other amount due under this Musataha Agreement.

3.5 **Payments under this Musataha Agreement**

All amounts payable by the Occupier in accordance with this Musataha Agreement must be paid strictly in the manner required by ADPC as notified by ADPC to the Occupier from time to time and so that ADPC (in each case) receives full value in cleared funds on the date when payment is due. Where requested by ADPC the Occupier agrees to provide such post-dated cheques as requested by ADPC to satisfy any Payment Obligations of the Occupier under this Musataha Agreement.

3.6 **Review of Land Rent**

3.6.1 ADPC may revise the Land Rent at each Payment Review Date so that, as from each Payment Review Date, the Land Rent is increased to the Land Rent payable before the Relevant Payment Review Date multiplied by 1.15.

3.6.2 No waiver by ADPC of its right to revise the Land Rent as of any Payment Review Date prevents it from revising the Land Rent as of any other Payment Review Date.

3.6.3 On the date of agreement or determination of the revised Land Rent the Occupier must pay to ADPC as arrears of the Land Rent the amount by which the revised Land Rent exceeds the Land Rent payable by the Occupier from the Relevant Payment Review Date to the date of agreement of determination (apportioned on a daily basis).

3.6.4 The Occupier shall continue to pay the Land Rent at the annual rate payable immediately prior to the Relevant Payment Review Date pending agreement or determination of the revised Land Rent pursuant to Clause 3.6.1.

3.7 **Late Payment Amount**

Without prejudice to ADPC's other rights under this Musataha Agreement and Applicable Law, if the Occupier fails to pay any amount due under this Musataha Agreement on the due date for payment, the Occupier shall pay the Late Payment Amount as compensation for the delay in payment.

4 **SECURITY**

4.1 **Form of Security**

The Occupier must deliver the Security to ADPC on or before the Effective Date as either (i) an amount credited to a bank account of ADPC nominated by ADPC or (ii) an unconditional, irrevocable guarantee payable on first demand in favour of ADPC and in a form approved by ADPC and issued by a financial institution approved by ADPC (Security Guarantee).

4.2 **Requirements relating to Security Guarantees**

4.2.1 A Security Guarantee must be substantially in the form prescribed by ADPC from time to time. Any amendment to the form of Security Guarantee will only apply to any new or renewed Security Guarantee delivered by the Occupier to ADPC.

4.2.2 If the Occupier fails to deliver a new or renewed Security Guarantee four (4) weeks before the expiry of a current Security Guarantee, then ADPC may draw the full amount payable under the then current Security Guarantee and hold it as cash deposit Security until the earlier of (i) delivery by the Occupier of a new Security Guarantee and (ii) the expiry of the Term or sooner termination of this Musataha Agreement

4.3 **Purpose of Security**

The Occupier agrees that ADPC holds the Security, as security for the due performance and observance of the Occupier's obligations under this Musataha Agreement including the Payment Obligations and for all Liabilities that ADPC incurs as a result of or in any way arising from any breach, non-performance, or non-observance of any of the Occupier's obligations under this Musataha Agreement. A lien over the Security in favour of ADPC automatically comes into effect on the occurrence of any event entitling ADPC to terminate this Musataha Agreement.

4.4 **ADPC's right to use Security**

ADPC may at any time and as often as necessary make a deduction from the Security of any amount sufficient to compensate ADPC for any default by the Occupier in meeting any Payment Obligations and for all Liabilities ADPC incurs.

4.5 **Return of Security**

4.5.1 On the date three months after the expiry of the Term or earlier termination of this Musataha Agreement, ADPC must return the balance of the Security (if any) to the Occupier after deducting all Payment Obligations owed by the Occupier to ADPC at that time but, if ADPC has any unquantified or

unascertained Liabilities at that time, then ADPC need not return the balance of the Security (if any) to the Occupier until one month after the amount of the Liabilities have been quantified or ascertained and settled by the Occupier. On returning the balance of the Security, ADPC will provide the Occupier with an invoice detailing the Payment Obligations deducted.

4.5.2 If the Security is provided by way of a Security Guarantee and ADPC has any unquantified or unascertained Liabilities, then ADPC may draw the Security Guarantee to the extent of its genuine pre-estimate of the amount of the unquantified or unascertained Liabilities and, if when the Liabilities are quantified or ascertained the amount that ADPC has drawn is more than the amount of the Liabilities, then ADPC must pay the difference to the Occupier promptly.

4.5.3 Any amount drawn by ADPC under a Security Guarantee as a pre-estimate of an unquantified or unascertained Liabilities that is less than the amount of the Liabilities, when quantified or ascertained, does not prejudice the right of ADPC to claim the balance of the Liabilities from the Occupier (including by further drawing(s) under the Security Guarantee in part or full settlement).

5 OUTGOINGS, UTILITIES AND SERVICES

5.1 Outgoings

The Occupier must pay, or indemnify ADPC against, all existing and future rates, taxes, duties, charges, assessments, impositions and other outgoings whatsoever which are now or at any time during the Term charged, levied, assessed or imposed upon, or payable in respect of, the Plot or upon the owner or occupier of the Plot or the business carried out at the Plot by Applicable Law or any Relevant Authority during the Term and, in the absence of a direct assessment on the Plot, the Occupier must pay to ADPC a fair proportion (to be reasonably determined by or on behalf of ADPC) of any such outgoings.

5.2 Costs of Utilities, etc.

Without prejudice to the generality of Clause 5.1 (*Outgoings*), and except as otherwise explicitly set out in this Musataha Agreement, the Occupier:

5.2.1 is solely responsible for ensuring the availability of and connection to any Utilities it requires at the Plot in order to undertake the Occupier's Works and operations at the Plot (including obtaining any Third-Party Approvals in respect of such Utilities);

5.2.2 assumes the risk of any delay by any Utility provider in providing a Utility, any interruption of supply of any Utility for use at the Plot and any adverse change in the terms (including cost) on which any Utility provider supplies any Utility for use at the Plot;

5.2.3 must pay all connection and installation costs and all consumption or use charges for all Utilities and other services (including any service or Utility provided by ADPC or any Affiliate of ADPC), including any hiring charges, deposits, meter rents and standing charges; and

5.2.4 must perform and observe all present and future regulations and requirements of the Utility and other service supply companies in respect of the supply and consumption of Utilities and any other such services on the Plot.

6 ADPC WORKS

6.1 ADPC's obligations

6.1.1 ADPC must use reasonable endeavours to execute the ADPC Works in a proper manner and in accordance with the ADPC Works Description by the ADPC Works Target Delivery Date (and in the case of any phase, by the ADPC Works Target Delivery Date for the relevant phase). If ADPC fails to complete the ADPC Works by the ADPC Works Failsafe Date or, if ADPC fails to complete any phase of the ADPC

Works by the ADPC Works Failsafe Date for that phase, then, subject to Clause 6.1.2, ADPC must allow the Occupier an abatement of the Land Rent of one three hundred and sixty fifth (1/365th) of the Land Rent for every day that Substantial Completion of the ADPC Works or, as the case may be, the relevant phase of the ADPC Works is delayed beyond the ADPC Works Failsafe Date or, as the case may be, the ADPC Works Failsafe Date for that phase. This abatement is the Occupier's sole remedy for any failure by ADPC to complete the ADPC Works by the ADPC Works Failsafe Date or any phase of the ADPC Works by the ADPC Works Failsafe Date for the relevant phase (as the case may be). For the avoidance of doubt the Occupier shall have no right of abatement until the Improvements are complete and Occupier's Works are operational.

6.1.2 If ADPC fails to complete the ADPC Works by the ADPC Works Failsafe Date or, if ADPC fails to complete any phase of the ADPC Works by the ADPC Works Failsafe Date for that phase but ADPC provides alternative infrastructure for use by the Occupier that is sufficient for the Occupier to construct or commission the Occupier's Works and/or operate the Improvements without any material inconvenience or disruption, then the Occupier shall not be entitled to an abatement of the Land Rent.

6.2 **Certificate of Substantial Completion**

6.2.1 ADPC must ensure that a copy of the Certificate of Substantial Completion for the ADPC Works or, as the case may be, each phase of the ADPC Works is delivered to the Occupier promptly after it is issued.

6.2.2 ADPC's Project Manager must act as an independent professional surveyor in issuing a Certificate of Substantial Completion. A Certificate of Substantial Completion of the ADPC Works or any phase of the ADPC Works is conclusive for the purposes of this Musataha Agreement.

6.3 **Temporary Infrastructure**

ADPC may in its sole discretion and for such period of time as it deems necessary, provide the Temporary Infrastructure. The Temporary Infrastructure is to be used by the Occupier for the sole purpose of executing the Occupier's Works during the construction period described in the Occupier's Works Description and strictly subject to any rules, regulations and requirements notified to the Occupier by ADPC from time to time. ADPC will use reasonable endeavours to give the Occupier at least thirty (30) days' prior notice of any changes to the location of and rules and requirements regarding the use of any access road comprising part of the Temporary Infrastructure and fourteen (14) days prior notice of any changes to the time periods during which such access road may be used by the Occupier. Any works to the Temporary Infrastructure contemplated by the Occupier are subject to the requirements set out in Clause 7 (*Occupier's Works*).

7 **OCCUPIER'S WORKS**

7.1 **ADPC Approvals**

7.1.1 The Occupier must apply for the ADPC Approvals in connection with the Occupier's Works as soon as practicable, but not later than the date specified in the Occupier's Works Description. ADPC agrees to review the Occupier's applications and respond punctually.

7.1.2 Should the Occupier be prevented from applying for the ADPC Approvals by the date specified in the Occupier's Works Description as a direct result of a breach by ADPC of its obligations under this Musataha Agreement, the relevant date shall be extended by a period of time equal to the period of time the Occupier was prevented from delivering the relevant application as a direct result of such breach.

7.1.3 If ADPC disapproves any application submitted to it by the Occupier for any ADPC Approval, the Occupier must amend any disapproved application and re-submit it for approval by ADPC within the period specified by ADPC in the notice of disapproval (acting reasonably). If any application for any ADPC Approval is disapproved and, having been amended and re-submitted twice (or any greater number of times expressly agreed in writing by ADPC) by the Occupier within the period specified by ADPC (acting

reasonably) in the respective notice of disapproval, the amended and re-submitted applications are disapproved, then the Occupier may terminate this Musataha Agreement by notice to ADPC and, upon termination, neither Party has any rights against the other except in relation to any breach by the other of its obligations under this Musataha Agreement that occurred before termination.

7.2 **Third Party Approvals**

7.2.1 The Occupier must, at its cost and according to the timetable specified in the Occupier's Works Description, procure all Third-Party Approvals that the Occupier required from Relevant Authorities in order to carry out and complete the Occupier's Works. The Occupier must deliver to ADPC copies of all Third-Party Approvals required from Relevant Authorities before it starts the Occupier's Works.

7.2.2 If (for any reason) the Occupier is unable (having used all reasonable efforts) to comply with its obligations under Clause 7.2 (*Third Party Approvals*), then either ADPC or the Occupier may terminate this Musataha Agreement by notice to the other and, upon termination, neither Party has any rights against the other except in relation to any breach by the other of its obligations under this Musataha Agreement that occurred before termination.

7.3 **Executing the Occupier's Works**

If the Occupier obtains all required ADPC Approvals and all required Third Party Approvals, the Occupier must execute the Occupier's Works (at its own cost) in a proper manner subject to and in accordance with (in hierarchical order):

7.3.1 all Applicable Laws and Legal Requirements;

7.3.2 the conditions (if any) of all required Third Party Approvals;

7.3.3 the requirements of all Relevant Authorities;

7.3.4 the conditions (if any) of all ADPC Approvals. The Occupier shall deliver proof of satisfaction of any such conditions to ADPC on notice from ADPC;

7.3.5 the Occupier's Works Description;

7.3.6 this Musataha Agreement;

7.3.7 the Development Rules;

7.3.8 in accordance with good industry standards internationally, good building practice and using high quality materials; and

in the case of any contradiction between an item higher in the hierarchy set out in Clause 7.3.1 to Clause 7.3.8 and an item or items lower in that hierarchy, the requirements of the item higher or highest in the hierarchy shall prevail.

7.4 **Completion and Operation of the Occupier's Works**

The Occupier must complete the Occupier's Works and the resulting Improvements must be in operation by the Occupier's Works Completion Date. Prior to the Occupier's Works Completion Date, the Occupier must (i) apply for and obtain any additional ADPC Approvals and (ii) deliver to ADPC the Certificate of Substantial Completion for the Occupier's Works and all Third-Party Approvals, necessary for the Occupier to start operations in and from the Improvements. If the Occupier's Works are to be completed in phases, then the Occupier must carry out and complete each phase of the Occupier's Works and deliver to ADPC a Certificate of Substantial Completion for the relevant phase and all Third-Party

Approvals necessary for the Occupier to start operations in the relevant phase by the relevant Occupier's Works Milestone Date.

7.5 **Construction Parties**

The Occupier must give written notice to ADPC before it appoints a Project Manager and any principal Construction Parties.

8 **ALTERATIONS**

8.1 **Alterations**

The Occupier must not make any Alteration, without the prior written consent of ADPC or as expressly required under this Musataha Agreement, and unless the Occupier has obtained all ADPC Approvals and Third-Party Approvals necessary for such Alterations and the use and occupation of them.

8.2 **Consequences of disapproval by ADPC**

If ADPC disapproves any application for any ADPC Approval submitted to it by the Occupier under Clause 8.1 (*Alterations*), this must be on the basis that the application is incomplete and/or inaccurate and/or fails to comply with the ADPC Approvals Criteria and ADPC must provide guidance to the Occupier indicating whether and, if so (in general terms) how, the disapproved application could be amended in order to be approved. The Occupier may amend any disapproved application and re-submit it for approval by ADPC within the period specified by ADPC in the notice of disapproval (acting reasonably). If any application for any ADPC Approval, is disapproved and the Occupier having been amended and re-submitted twice (or any greater number of times expressly agreed in writing by ADPC) by the Occupier within the period specified by ADPC (acting reasonably) in the respective notice of disapproval, the amended and re-submitted applications are disapproved, then, the Occupier must not proceed with the Alteration to which the application relates.

8.3 **Further obligations**

Clause 7.3 (*Executing the Occupier's Works*) and Clause 7.5 (*Construction Parties*) apply to Alterations (as if those clauses referred to Alterations rather than the Occupiers Works). The Occupier must deliver to ADPC copies of all Third-Party Approvals required from Relevant Authorities to commence the Alterations before it starts the Alterations. Prior to commencing operations in and from the Alterations, the Occupier must deliver copies of all Third-Party Approvals required from Relevant Authorities to enable the Occupier to do so to ADPC.

8.4 **Permitted Use and obligation to trade**

The Occupier must:

8.4.1 not use the Plot or any part of it or the Improvements or any part of them except for the Permitted Use and the Occupier must comply with the provisions of the Development Rules, Applicable Law and all relevant Third-Party Approvals and any other regulations that are reasonably imposed by ADPC or any Relevant Authority relating to the Plot and the Improvements;

8.4.2 following completion of the Occupier's Works and receipt of permits from all Relevant Authorities to use the resulting Improvements, commence its trading operations at the Plot in accordance with the Permitted Use and continue those trading operations throughout the Term, subject to any restrictions provided for in the Decommissioning Plan that apply for the Decommissioning Period or any part of it; and

8.4.3 not use the Plot or the Improvements for any purpose or in any manner that is offensive, dangerous, illegal, immoral or which causes damage or loss to ADPC or any owners or occupiers of the Adjoining Property or any part of it.

8.5 **Pollution**

The Occupier must comply with the Development Rules, the requirements of EAD and Applicable Law as regards dust, smoke, noise, or other emission from the Plot.

9 NOTIFICATION BY THE OCCUPIER

9.1 **Statutory and other notices**

The Occupier must give written notice to ADPC within seven (7) days of receipt (or sooner if required having regard to the time limits stated therein) of any notice order or proposal for a notice or order directly or indirectly affecting the Plot or the activities of the Occupier on the Plot or the Adjoining Property (or, in each case, any part thereof) served on the Occupier or at the Plot and must provide ADPC with a copy of it and, if so required by ADPC, join in making any objection or representation concerning those matters that ADPC requires.

9.2 **Notice of fire, accident, or defect**

The Occupier must give immediate notice to ADPC in the case of any fire or accident or defect in the Plot (or any part) or the Improvements.

10 LICENCES

The Occupier, at its cost, must obtain and maintain throughout the Term all Third-Party Approvals required by Applicable Law for the occupation of the Improvements and the Plot, the conduct of the Permitted Use and for the operation of the Occupier's business at the Plot and on or in the Improvements.

11 QUIET ENJOYMENT

ADPC agrees with the Occupier that subject to the Occupier, paying the Land Rent, and satisfying all other Payment Obligations and performing and observing the obligations on the part of the Occupier contained in this Musataha Agreement and complying with the Development Rules, may peaceably access, use and enjoy the Plot and the Improvements subject to the terms of this Musataha Agreement during the Term without any interruption by ADPC or any person lawfully claiming through ADPC. ADPC is not liable to the Occupier for any breach of its obligation under this Clause 11 (*Quiet enjoyment*) unless and until the Occupier gives notice to ADPC specifying the particulars of the breach and the steps required to rectify it and ADPC fails within a reasonable time of receipt of that notice to take the requisite steps to rectify the breach.

12 EXCLUSION OF ADPC'S LIABILITY

12.1 **Exclusion of Liability relating to the Plot and other land**

12.1.1 ADPC makes no representation or warranty, expressed or implied, as to the Plot, any Easement Area, and the Development generally or any neighbouring land, including as to its nature, condition or fitness for purpose or its geological condition.

12.1.2 Neither the Occupier nor any Occupier Party has any recourse against ADPC or any Affiliate of ADPC arising out of or in connection with any event, action, or circumstance, whether natural, by reason of any Force Majeure event or caused by man or whether discoverable by enquiry or not, which may affect in any way any one or more of the Plot, the Easement Areas (if any), and surrounding land.

12.1.3 ADPC is not liable to pay compensation to the Occupier under Articles 1360 and/or 785 of the Civil Code.

12.2 **Consequential loss**

The Occupier waives all of its rights (if any) against ADPC in respect of claims for loss of profit, loss of rent, loss of use, loss of production, loss of contracts, loss of business or financial loss of a like nature or any indirect or any consequential losses of any kind arising during or as a result of the performance or non-performance of the ADPC`s obligations contained in this Musataha Agreement.

13 **INSURANCE**

13.1 **Definitions used mainly in this Clause 13**

The following terms have the following meanings:

13.1.1 "**Full Reinstatement Cost**" means the full cost of reinstating the Plot and the Improvements at the time when reinstatement is likely to take place, having regard to any possible increases in building costs and including the cost of demolition, shoring up, site clearance, obtaining necessary Third-Party Approvals, ancillary expenses and architects', surveyors' and other professional fees and expenses incidental thereto; and

13.1.2 "**Insured Risks**" means:

(a) fire, storm, tempest, flood, earthquake, lightning, explosion, accidental physical damage, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion, terrorism, and malicious damage, bursting or overflowing of water tanks, apparatus, or pipes;

(b) third party or public liability covering personal injury and death of any person and damage or loss of any property (including property of ADPC) arising in connection with any works of the Occupier or any operations of the Occupier in an amount not less than the amount stipulated by ADPC from time to time by notice to the Occupier;

(c) environmental risks, including gradual pollution by the Occupier or by any Construction Party; and

(d) and any other risks that the Occupier or ADPC, acting reasonably, from time to time throughout the Term determines,

subject to any exclusions, excesses, limitations, terms, and conditions required by the insurers against loss or damage by the Insured Risks (to the extent that any of the same are insurable in the UAE insurance market at reasonable cost and on reasonable terms and, except in relation to terrorism, which may be arranged on a first loss basis)

13.2 **Insurance Obligations**

The Occupier must procure that:

(a) the Plot and the Improvements are insured to the Full Reinstatement Cost with reputable insurers licensed to transact business in the UAE and through any agency that the Occupier (with the approval of ADPC), from time to time determines;

(b) it has annual worker's compensation insurance and employer's liability insurance covering its workers at the Plot;

(c) during execution of any works by the Occupier pursuant to this Musataha Agreement, the Occupier must procure that its Construction Parties have continuous contractor's all risks insurance, contractor's pollution liability insurance, annual public liability insurance, annual third party contractor's insurance, annual third party contractor's equipment insurance, annual workers'

compensation insurance and employer's liability insurance, automobile liability insurance in accordance with Applicable Law and, where appropriate, adequate professional indemnity insurance and any other insurance in accordance with best international industry practice from time to time for similar works.

(d) the relevant insurers waive all rights of subrogation against ADPC and that except in the case of any professional indemnity insurance effected by the Occupier or any Construction Party, each policy of insurance required by this Musataha Agreement must (i) name ADPC as a co-insured, (ii) contain a cross liability clause so that it applies to the Occupier and ADPC (and any other co-insured parties) as separate insured parties and, (iii) in the case of contractors' all risk insurance or construction all risk insurance and public liability or third party liability insurance, include an endorsement to the effect that the policy provides primary cover to each of the insured parties.

(e) it punctually pays (or where applicable, procures that a Construction Party punctually pays) all premiums and deductibles payable in connection with all policies of insurance required under this Musataha Agreement and delivers proof of such payment to ADPC on demand.

13.3 **Reinstatement**

If the Plot or improvements (or any part of them) are destroyed or damaged by any of the Insured Risks, the Occupier must use its reasonable endeavours to promptly notify ADPC of any claim it makes (or any Construction Party makes) against any insurer and (subject to procuring all necessary Third Party Approvals) procure that the net insurance proceeds received by the Occupier are applied to rebuild and reinstate the Plot and the Improvements to the reasonable satisfaction of ADPC on the same basis and as in accordance with the same requirements set out in Clause 7.1 (*ADPC Approvals*) to Clause 7.5 (*Construction Parties*) (inclusive).

13.4 **Approval, proof of insurance**

13.4.1 Not less than thirty (30) days before any policy of insurance or any renewal of any policy of insurance coming into effect, the Occupier must deliver to ADPC a certified copy of the policy and all endorsements and any renewal certificate (including any policy of any Construction Party) for approval by ADPC (acting reasonably).

13.4.2 In respect of any policy of insurance required by this Musataha Agreement that can be cancelled by the insurer(s) before the expiry of its term or that is subject to renewal, the Occupier must procure that the insurer(s) agree(s) to give ADPC not less than thirty (30) days' notice in writing of any intention to cancel or, where renewal is contemplated, any intention to refuse renewal.

13.5 **ADPC's self-help remedies**

To the extent the Occupier fails to comply with its obligations in this Clause 13 (*Insurance*), or ADPC receives notice of any insurer's intention to cancel or avoid any policy of insurance (and the Occupier fails to procure replacement insurance in accordance with Clause 13.2(a) by the cancellation or avoidance date), ADPC may take (in its absolute discretion) any necessary steps to remedy the Occupier's failure or the insurer's cancellation or avoidance of the policy of insurance, including effecting any necessary insurances for the benefit of ADPC, the Occupier and any Finance Parties and paying any premium thereon. The Occupier must reimburse ADPC on demand all costs of ADPC in exercising its rights under this Clause 13.5 (*ADPC's self-help remedies*).

13.6 **Insurance becoming void**

To the extent that the requirements of any policy of insurance referred to in this Clause 13.6 (*Insurance becoming void*) have been notified to the Party who is not an insured under the policy, a Party may not do or omit to do:

13.6.1 anything that could cause any policy of insurance covering the Plot and the Improvements or any insurance policy covering any Adjoining Property to become wholly or partly void or voidable or any sums payable under the relevant policy to be withheld in whole or in part; or

13.6.2 anything whereby any abnormal or loaded premium might become payable in respect of the relevant policy unless the relevant Party has previously notified the other Party and agreed to pay the increased premium.

13.7 **Requirements of insurers**

The Occupier must, at all times, comply with any requirements of the insurers of the Plot and the Improvements. The Occupier must also comply with any requirements of the insurers of the Development generally to the extent that those requirements have been notified to the Occupier.

14 **REGISTRATION OF THIS MUSATAHA AGREEMENT**

The Occupier may register this Musataha Agreement in the Land Register maintained at the Abu Dhabi Municipality or at any other public register or Relevant Authorities required by Applicable Law. The Occupier must pay all costs, expenses, and fees in connection with registration of this Musataha Agreement including all translation costs.

15 **CONDITION OF PLOT AND ENVIRONMENTAL COMPLIANCE**

15.1 **Description and Condition of Plot on Effective Date**

On the Effective Date the Plot is presumed to be free of Hazardous Substances, except to the extent that the Plot Plan and Description or the Occupier's Soil and Groundwater Condition Description discloses any Hazardous Substances in the soil or sub-soil of the Plot or in the groundwater beneath the Plot. The Parties agree and acknowledge that the Plot Plan and Description and the Occupier's Soil and Groundwater Condition Description accurately describe the Plot and chemical composition of the soil, sub-soil and groundwater and the direction and flow of the groundwater at the Plot as at the Effective Date.

15.2 **Compliance and duty of care**

The Occupier must comply with, and cause all Occupier Parties to comply with, all applicable Environmental Laws, the Development Rules and the directions of any Relevant Authority which affect the occupancy or use by the Occupier or any Occupier Parties under this Musataha Agreement of the Plot, the Easement Areas (if any) or the Improvements and, in regard to the obligations in this Clause 15.2 (*Compliance and duty of care*) and the obligations in Clause 15.3 (*Hazardous Substances*), the Occupier owes a duty of care not only to ADPC but also to all other occupiers and tenants of plots in the Development and persons using the Development.

15.3 **Hazardous Substances**

15.3.1 The Occupier must:

(a) immediately report to ADPC details of any leak or emission of any Hazardous Substance by the Occupier Parties whether on the Plot or elsewhere in the Development or at any port owned, operated, or managed by ADPC and

(b) not use, or permit any Occupier Party to occupy or use, the Plot, the Easement Areas (if any) or the Improvements to handle, use, treat, process, store, dispose of, deposit, or discharge Hazardous Substances, or cause Hazardous Substances to be handled, used, treated, processed, stored, disposed of, deposited, or discharged, otherwise than:

(i) in strict compliance with all Environmental Laws, the Development Rules, and applicable Third-Party Approvals;

and then only:

(ii) where normally or customarily used in relation to the construction, installation, start-up, operation, maintenance, repair or restoration of plants, facilities, buildings, or installations similar to the Improvements and for the purposes of decommissioning the Improvements; and

(iii) if the Occupier undertakes prompt and proper remediation of any discharge, leaching or release of any Hazardous Substance on, in, over or above the Plot (or surrounding environs) or the Easement Areas (i) caused by the Occupier or any of the Occupier Parties, (ii) originating from the Improvements or Plot, or (iii) in any way related to the Improvements.

15.3.2 In relation to the rights and obligations under Clause 15.3.1, the Occupier must:

(a) obtain any approvals under the Development Rules and any Third-Party Approvals (if any Third-Party Approvals are required to be solely in the name of the Occupier);

(b) file any reports, statements or other information required pursuant to any applicable Environmental Laws, and pay all charges, fees and costs that may be assessed or imposed from time to time in connection therewith in a timely manner (and promptly provide ADPC with copies of the same); and

(c) comply with any additional environmental reporting obligations as are required under the Development Rules from time to time.

16 REPAIR AND MAINTENANCE OBLIGATION

16.1 Occupier's obligations

16.1.1 The Occupier must keep at its own cost, the Improvements and the Plot and all improvements on any Easement Area in good repair, clean and tidy and to a standard consistent with a modern investment zone operated and maintained in accordance with the best international standards for similar investment zones and the Occupier must operate and maintain all necessary services within the Plot and the Improvements to a standard appropriate for the Permitted Use.

16.1.2 The Occupier must take all steps as are reasonably necessary to mitigate and minimise the detrimental effect that any damage or destruction has on the value, use, amenity, structural integrity and or external appearance of those of the Plot, Improvements, Easement Areas or Adjoining Property.

17 DEALINGS BY ADPC

ADPC is free to transfer, assign, mortgage, charge, grant an interest in the Plot, novate or otherwise deal with the whole or any part of its interest in the Plot, the Easement Areas or this Musataha Agreement or (to the extent permitted by Applicable Law) grant any Relevant Interest in or to the Plot or the Easement Areas (or any parts thereof) at any time, but any dealing is subject to the terms of this Musataha Agreement. The Occupier hereby consents to any such dealing by ADPC and agrees to take any such steps and execute all documents ADPC requires in relation to that dealing.

18 DEALINGS BY THE OCCUPIER

18.1 Dealings prohibited

Subject to the Special Condition 2 and except as expressly permitted pursuant to this Clause 18 (*Dealings by the Occupier*), the Occupier must not assign, novate, transfer or charge (or purport to assign, novate,

transfer or charge), or otherwise dispose of or grant any Relevant Interest or grant any easement or right of way in, or otherwise part with, or deal in any way whatsoever with, its interest in the Plot (or any part or parts of the Plot) or the benefit of this Musataha Agreement (or any part thereof).

18.2 **Dealings in favour of Finance Parties**

The Occupier may mortgage or charge the whole (but not a part only) of its interest in the Plot and/or the Improvements or assign by way of security its interest in this Musataha Agreement to the Finance Parties. If requested to do so by the Occupier, ADPC agrees to enter into a Finance Parties Direct Agreement.

18.3 **Change of Control is a deemed assignment**

18.3.1 Any Change of Control is treated as an assignment of this Musataha Agreement and requires the prior written consent of ADPC.

18.3.2 ADPC agrees not to withhold or delay its consent to any Change of Control unless it considers, acting reasonably based on credible information, that the Change of Control would be likely to impair the ability of the Occupier to continue to observe and perform punctually its obligations under this Musataha Agreement.

18.4 **Consent of ADPC required**

The Occupier may not, without ADPC's prior written consent, assign this Musataha Agreement (including any Improvements) or any interest in this Musataha Agreement to: (i) any successor entity to the Occupier; (ii) any entity succeeding to or acquiring all or substantially all of the assets, membership or other interests or shares of the Occupier; or (iii) any Affiliate of the Occupier. ADPC may impose such reasonable conditions including a fee in its discretion for its consent.

18.5 **Occupier's obligation to notify ADPC**

The Occupier must promptly notify ADPC in writing of any proposed dealing by the Occupier of the kind referred to in this Clause 18 (*Dealings by the Occupier*) or any proposed transaction of any Affiliate of the Occupier or the Occupier itself that, if entered into, might give rise to a Change of Control.

19 **EXTENSIONS OF TIME**

19.1 **Force Majeure, negligence etc.**

19.1.1 The ADPC Works Failsafe Date and the ADPC Works Target Delivery Date shall be extended for a period equivalent to any period(s) of delay in the completion of the ADPC Works by ADPC or caused by an event of Force Majeure or by a negligent act or omission of the Occupier.

19.1.2 The Occupiers Work's Completion Date, the Occupier's Works Milestone Date, or the date by which the Occupier is obliged to complete any Alterations shall be extended for a period equivalent to any period(s) of delay in the completion of the Occupier's Works or Alterations by the Occupier caused by (a) an event of Force Majeure, (b) a negligent act or omission of ADPC , or (e) any unreasonable delay by any Relevant Authority in issuing the required Third Party Approval (despite the Occupier having used all reasonable efforts).

19.2 **Obligations of party affected by Force Majeure**

The Party affected by an event of Force Majeure must as soon as reasonably practicable notify the other Party of the date on which the event of Force Majeure started and the effects of the event of Force Majeure on its ability to perform its obligations referred in Clause 19.1 (*Force Majeure, negligence etc.*). The affected Party must make all reasonable efforts to mitigate the effects of the event of Force Majeure on the performance of its obligations referred in Clause 19.1 (*Force Majeure, negligence etc.*) and as

soon as possible after the end of the event of Force Majeure, notify the other Party that the event of Force Majeure has ended and resume performance of its obligations referred in Clause 19.1 (*Force Majeure, negligence etc.*).

20 **EVENTS OF DEFAULT**

Except where the relevant event or circumstance occurs as a consequence of a failure or delay by ADPC, each event or circumstance set out in this Clause 20 (*Events of default*) is an Event of Default:

20.1 **Payment failure**

Any failure by the Occupier to pay any amount due under this Musataha Agreement within sixty (60) days after the amount becomes due and payable.

20.2 **Material breach**

A material breach by the Occupier of its obligations under this Musataha Agreement, which is not remedied within sixty (60) days of notice from ADPC to the Occupier identifying the breach and requiring the Occupier to remedy it. However, an Event of Default will be deemed not to have occurred if the breach cannot reasonably be remedied within that 60 day period and subject to the Occupier commencing and diligently pursuing a remedy within that sixty (60) day period and continuing to diligently pursue a remedy once that sixty (60) day period has expired, ADPC may not terminate this Musataha Agreement until the date one hundred twenty (120) days following the notice of the breach. Without limiting the generality of this Clause 20.2 (*Material breach*), each of the following is a material breach:

20.2.1 any default or breach by the Occupier under Clause 10 (*Licences*); Clause 15.2 (*Compliance and duty of care*); Clause 23.1 (*Draft Decommissioning Plan*); Clause 23.2 (*Decommissioning obligations of Occupier*) or Clause 16 (*Repair and maintenance obligation*) (in the case of Clause 16 (*Repair and maintenance obligation*) that results in any danger to the health or safety of any person or endangers any Adjoining Property); and

20.2.2 any failure by the Occupier to comply with its obligations under Clause 13 (*Insurance*) that entitles ADPC to exercise a remedy under Clause 13.5 (*ADPC's self-help remedies*).

20.3 **Dealings by the Occupier**

If the Occupier deals or purports to deal with this Musataha Agreement, the Plot or the Improvements, there is a Change of Control or the Occupier parts with possession of the Plot (or any part thereof) or purports to part with possession of the Plot (or any part thereof) in contravention of Clause 20 (*Dealings by the Occupier*).

20.4 **Defaults relating to construction works**

If the Occupier fails to remedy any breach, contravention or failure to comply with the terms of Clause 7.1 (*ADPC Approvals*); Clause 7.2 (*Third Party Approvals*); Clause 7.3 (*Executing the Occupier's Works*); Clause 8 (*Alterations*); Clause 13.3 (*Reinstatement*); Clause 23.2 (*Decommissioning obligations of Occupier*); and Clause 31.3 (*Obligation to restore*) (as the case may be) within sixty (60) days of receipt of a notice from ADPC stipulating the contravention or failure (as the case may be) and requiring the Occupier to remedy it.

20.5 **Delays in construction works**

20.5.1 If there is a delay, exceeding twelve (12) months in the progress of the Occupier's Works as measured against the Occupier's Works Milestone Dates (if applicable); or

20.5.2 If the Occupier's Works are not completed (in accordance with the provisions of Clause 7.4 (*Completion and Operation of the* Occupier's Works)) by the date twelve (12) months after the Occupier's Works Completion Date; or

20.5.3 If any Alteration is not completed by the date twelve (12) months after the date for completion of that Alteration agreed in writing between ADPC and the Occupier, as that agreed date is extended by any Force Majeure event(s) (if applicable); or

20.5.4 If (as the case may be) any reinstatement under Clause 13.3 (*Reinstatement*) or any restoration under Clause 31.3 (*Obligation to restore*) is not completed by the date twelve (12) months after the date for completion of the reinstatement or restoration agreed between ADPC and the Occupier at or about the time of commencement of the reinstatement or restoration.

20.6 **Persistent violations of the Development Rules**

If the Occupier or any Occupier Party persistently fails to comply with the Development Rules (persistent failure to comply with the Development Rules is presumed in the case of more than three violations of the Development Rules, other than minor violations, in any period of thirty (30) days) and, after receiving notice from ADPC of persistent failure to comply with the Development Rules, the Occupier and/or any Occupier Party continues to violate the Development Rules persistently during the period of six (6) months following receipt of ADPC's notice.

20.7 **Insolvency of Occupier**

The Occupier becomes Insolvent and remains Insolvent for sixty (60) days or more.

20.8 **Insolvency of Guarantor**

Any guarantor of the Occupiers obligations pursuant to this Musataha Agreement becomes Insolvent.

20.9 **Abandonment**

The Occupier abandons the Plot which is deemed to be the case if no material construction or operational activity (that is in compliance with the terms of this Musataha Agreement) takes place on the Plot or in the Improvements for a period of two (2) years or more.

21 **OCCUPIER BREAK OPTION**

21.1.1 If the Occupier wishes to terminate this Musataha Agreement, then the Occupier must serve not less than six (6) months' written notice ("**Notice Period**") on ADPC of its intention to terminate this Musataha Agreement.

21.1.2 Within the Notice Period, the Occupier must prepare and serve on ADPC a draft Decommissioning Plan. Upon service of the draft Decommissioning Plan the Parties shall thereupon comply with all obligations contained in Clause 23 (*Decommissioning, Demolition and Land Remediation*).

21.1.3 The Occupier shall be obliged to and must satisfy and comply with all Payment Obligations under this Musataha Agreement during the Decommissioning Period.

21.1.4 From the date of satisfaction by the Occupier of:

(a) Clause 23.3 (*Condition of Plot and Easement Areas on re-delivery to ADPC*) of this Musataha Agreement;

(b) Payment of a break payment of a sum equivalent to two (2) years` Land Rent (at the rate applicable when the notice is served) provided that, if the notice is served prior to the Rent Commencement

Date, then such date shall be ignored, and the Land Rent shall be the amount specified in the Particulars; and

(c) Payment of any other amounts that may be then owing to ADPC under this Musataha Agreement,

then the Occupier will be entitled to terminate this Musataha Agreement.

21.1.5 The Parties must perform, execute, and deliver such further acts and documents (including a termination agreement) as may be required by law or by any Relevant Authority or reasonably requested to implement the purposes of and to perfect this termination, transfer or release arising under the terms of it.

21.1.6 The Occupier may only serve a Termination Notice if there is no Event of Default subsisting at the time of service.

22 TERMINATION

22.1 Grounds of Termination

22.1.1 This Musataha Agreement may be terminated before the expiry of the Term:

(a) by either ADPC or the Occupier on mutual agreement, or in the circumstances specified in Clause 7.1.3, Clause 7.2.2 or Clause 21; or

(b) by ADPC upon the occurrence of an Event of Default by issuing a notice of termination to the Occupier (in which case the Musataha Agreement shall terminate on the date specified in the termination notice).

22.2 Consequences of Termination

22.2.1 In the event of termination of this Musataha Agreement and notwithstanding any other rights or remedies under this Musataha Agreement or under Applicable Law, ADPC may at its election:

(a) at any time on or after the date of termination, (with its employees, agents, or representatives) re-enter the Plot and the Easement Areas, remove all persons and any property (including the Occupier's machinery, plant, and equipment) therefrom, by any available action or proceeding at law, and repossess and enjoy the Plot and the Improvements and the Easement Areas and all improvements on the Easement Areas; and/or

(b) by written notice require the Occupier to prepare a Decommissioning Plan by the Draft Decommissioning Plan Delivery Date and submit it to ADPC for approval, in which case, the provisions of Clause 23 (*Decommissioning, Demolition and Land Remediation*).

(c) decommission and demolish the Improvements on the Plot and improvements on the Easement Areas (above and below ground level), or any of them, or procure the decommissioning and demolition of the Improvements on the Plot and improvements on the Easement Areas (above and below ground level), or any of them, by a third party, and

the Occupier must pay or reimburse ADPC all costs associated with the exercise by ADPC of its rights under this Clause 22.2.1.

22.2.2 If ADPC exercises its rights under Clause 22.2.1(a), then ADPC must allow the Occupier access to the Plot for a reasonable period necessary for the purposes of removing the Occupier's machinery, plant and equipment and at the start of that period the Occupier must pay to ADPC an amount equivalent to all Payment Obligations due but unpaid and all Liabilities arising out of any default by the Occupier before the date of termination and, for that period, the Occupier must pay to ADPC an amount equivalent to the Land Rent payable before the date of termination, on a pro-rata basis. Any of the Occupier's property

(including machinery, plant and equipment) left in the Plot is deemed to be abandoned and ADPC may dispose of it as agent for the Occupier and apply any proceeds in remedying any default by the Occupier in the performance or observance of its obligations under this Musataha Agreement and/or in exercising its rights under Clause 24 (*ADPC'S self-help remedy in relation to decommissioning and reinstatement*) and to the extent that the proceeds of disposal are not sufficient to compensate ADPC in respect of any Liabilities it incurs in connection with the removal of the Occupier's machinery, plant and equipment the Occupier must pay the difference to ADPC.

22.2.3 If Clause 22.2.1(b) applies, then ADPC must allow the Occupier access to the Plot and/or Easement Areas for a reasonable period necessary for the purposes of decommissioning and demolition in accordance with the Decommissioning Plan and during that period the Occupier must pay to ADPC an amount equivalent to the Land Rent payable before the date of termination for that period on a pro-rata basis.

22.2.4 The exercise by ADPC of any right or remedy under any other agreement does not preclude ADPC from exercising any right or remedy it has under this Musataha Agreement or under Applicable Law.

22.2.5 Early termination of this Musataha Agreement is without prejudice to rights and liabilities of the Parties which have accrued up to the date of termination including ADPC's rights under Clause 24 (*ADPC'S self-help remedy in relation to decommissioning and reinstatement*) and ADPC's right to claim damages from the Occupier in respect of the Occupier's failure to comply with any of its obligations under this Musataha Agreement.

22.2.6 Notwithstanding any reference to a Dispute under this Musataha Agreement, but subject to any resolution of such Dispute in accordance with this Musataha Agreement, the Parties shall continue to perform their respective obligations under this Musataha Agreement.

22.2.7 Any termination of this Musataha Agreement or re-entry of the Plot and / or the Improvements shall be deemed to be exercised:

(a) within the meaning of mutual consent as contemplated by Articles 218, 267 and 892 of the Civil Code; and

(b) without the need to obtain a court order under Article 271 of the Civil Code.

23 DECOMMISSIONING, DEMOLITION AND LAND REMEDIATION

23.1 Draft Decommissioning Plan

The Occupier must prepare and deliver a draft Decommissioning Plan to ADPC on or before the Draft Decommissioning Plan Delivery Date. Not later than thirty (30) days after delivery of the draft Decommissioning Plan (in this Clause 23.1 (*Draft Decommissioning Plan*) the date of delivery of the draft Decommissioning Plan to ADPC is called the Actual Delivery Date), the Parties must meet to consider the draft Decommissioning Plan and, if necessary, continue to meet regularly with a view to agreeing on the final Decommissioning Plan within three (3) months of the Actual Delivery Date. If within that period, the Parties are unable to agree on a Decommissioning Plan, either of them may refer the matters on which they disagree to an Independent Expert for determination in accordance with Clause 38.3 (*Independent Expert*).

23.2 Decommissioning obligations of Occupier

When the Decommissioning Plan is agreed by the Parties or determined by an Independent Expert (as the case may be), the Occupier must obtain all ADPC Approvals and Third-Party Approvals necessary to carry out the works required pursuant to the Decommissioning Plan. If the Decommissioning Plan is inconsistent with the terms of any Third-Party Approval, then the Decommissioning Plan is deemed to be amended to the extent of the inconsistency. When the Occupier has obtained all ADPC Approvals and

all Third Party Approvals, the Occupier must procure that the works required pursuant to the Decommissioning Plan are carried out and completed in a proper manner within the Decommissioning Period on the same basis and as in accordance with the same requirements set out in Clause 7.3 (*Executing the Occupier's Works*) and in the case of any contradiction between an item higher in the hierarchy set out in Clause 7.3.1 to Clause 7.3.8 and an item or items lower in that hierarchy, the requirements of the item higher or highest in the hierarchy prevail.

23.3 **Condition of Plot and Easement Areas on re-delivery to ADPC**

At the end of the Decommissioning Period or at the expiration of the Term or sooner termination of this Musataha Agreement, the Occupier must deliver up the Plot and Easement Area, if any, with vacant possession (including the removal of any installations below ground at the Plot or in any Easement Area) and in no worse condition than at the Effective Date, or as otherwise specified in the Decommissioning Plan, evidenced by a report to be issued by an independent environmental consultant of at least ten (10) years standing nominated by ADPC undertaken on completion of works required pursuant to the Decommissioning Plan and measured against the Plot Plan and Description or Occupier's Soil and Groundwater Condition Description, including the chemical composition of the soil and sub-soil of the Plot and the chemical composition of the groundwater beneath the Plot described in the Plot Plan and Description or Occupier's Soil and Groundwater Condition Description.

24 **ADPC'S SELF-HELP REMEDY IN RELATION TO DECOMMISSIONING AND REINSTATEMENT**

If the Occupier fails to comply in any respect with its obligations under Clause 23 (*Decommissioning, Demolition and Land Remediation*) or its obligations under Clause 22.2.1 (b) and/or Clause 22.2.1 (c), then ADPC may remedy the Occupier's breach and the Occupier must pay to ADPC on demand (i) any charges, costs and expenses properly incurred by ADPC in remedying the breach; and (ii) an amount equivalent to the Land Rent payable immediately before the end of the Term or earlier termination of this Musataha Agreement pro-rata for the period reasonably required to remedy the breach.

25 **SALES OR USE TAX OR OTHER TAXES**

25.1.1 An obligation to pay money includes an obligation to pay any Sales or Use Tax chargeable in respect of that payment.

25.1.2 All sums payable by the Occupier under this Musataha Agreement are exclusive of Sales or Use Tax. The Occupier shall pay to ADPC any Sales or Use Tax arising on all sums payable by the Occupier under this Musataha Agreement in addition to such sums. ADPC shall issue a tax invoice (or other appropriate invoice) in respect of any Sales or Use Tax payable by the Occupier under this Musataha Agreement containing the information prescribed by law and within such time as may be required by law.

25.1.3 If any amount to be paid or reimbursed to ADPC under this Musataha Agreement is subject to any payment, deduction or withholding for any present or Sales or Use Tax, the Occupier must pursuant to Applicable Law pay the additional amount to the appropriate Relevant Authority or to ADPC (in which case the payment will be grossed-up to leave ADPC in the same after-tax position as it would have been in if the additional amount had not been required to be made by it).

26 **INDEMNITIES**

26.1 **Indemnification by the Occupier**

26.1.1 The Occupier must indemnify ADPC (and its contractors, shareholders, directors, officers, employees, agents or representatives (in this Clause 26 (*Indemnities*) collectively called the "**ADPC Parties**")), from and against all Claims made against or suffered by ADPC or any of the ADPC Parties in relation to:

(a) any loss of or damage to property or injury or death to persons, resulting from any negligent act or omission of the Occupier or any of the Occupier Parties or that arises out of or is in any manner

connected with the performance of this Musataha Agreement or compliance with the Development Rules, except to the extent that such loss, damage, injury, or death is attributable to the negligence or misconduct of, or breach of this Musataha Agreement by, ADPC or any ADPC Party;

(b) the violation of any Environmental Law by the Occupier or any of the Occupier Parties occurring at the Plot or the Easement Area;

(c) any use, presence, suspected presence, disposal, discharge, storage, treatment, transportation, handling, generation, leaching, release, or threatened release of any Hazardous Substance on, in, over, under or otherwise affecting the Plot and/or any Adjoining Property (including the soil, sub-soil, surface water or groundwater on or beneath the Plot and/or the Adjoining Property and/or the surrounding environs (including the sea surface and sea bed and the air) (i) caused by the Occupier or any of the Occupier Parties, (ii) originating from the Plot or the Easement Areas, and/or (iii) in any way relating to the Improvements; and

(d) the breach by the Occupier or the Occupier Parties of any one or more of the provisions of Clause 13 (*Insurance*), Clause 15 (*Condition of Plot and Environmental Compliance*) or Clause 16 (*Repair and maintenance obligation*).

27 THE OCCUPIER'S ACKNOWLEDGEMENTS

27.1 Plot and ADPC Works

27.1.1 The Occupier acknowledges that (i) ADPC has provided it with a copy of the Plot Plan and Description and (ii) ADPC makes no representations or warranties relating to the Plot, the Easement Areas or the ADPC Works and (iii) the Occupier is well acquainted with the nature and extent of the Plot, the Easement Areas, if any, the ADPC Works Description and the rights and interests granted pursuant to this Musataha Agreement.

27.1.2 The Occupier acknowledges and agrees that it has reviewed the Plot Plan and Description, this Musataha Agreement and the size, shape, location and condition of the Plot and the Easement Areas, if any, taking into consideration the exceptions and reservations contained in Schedule 2 (*Exceptions and Reservations*), as to their suitability for the Occupier's purposes and the Occupier is not relying on any statement of ADPC (whether written or oral) with respect to such size, shape, location, condition or fitness for use.

27.2 Limitations

ADPC makes no representation or warranty, expressed or implied, as to the Plot and the Easement Areas, if any, including any representation or warranty as to the condition or fitness for use of the Plot and the Easement Areas, if any, and the Occupier accepts the Plot and the Easement Areas, if any, taking into consideration the reservations, in the condition set out in the Plot Plan and Description.

28 MUTUAL ASSISTANCE AND CO OPERATION

Each Party must do all further acts and things (including providing information reasonably required by the other) and execute all further documents and amendments to this Musataha Agreement necessary or desirable to give full effect to the express or implied terms of this Musataha Agreement or which are otherwise reasonably required by the other Party and to provide for the rights and reservations necessary for the occupation, use, maintenance, and servicing of any Adjoining Property.

29 STATISTICAL REPORTING

The Occupier must provide reasonable assistance to ADPC to provide such statistical reports in such form or template as is prescribed by ADPC that ADPC requires to comply with any reporting obligations requested by the Abu Dhabi Government or any Relevant Authority. ADPC agrees to keep all information

which it receives from the Occupier pursuant to this Clause 29 (*Statistical reporting*) confidential in accordance with the terms of Clause 35 (*Confidentiality*).

30 CONTINUATION OF MUSATAHA AGREEMENT

30.1 Continuation of obligations of the Occupier

The Occupier acknowledges and agrees that (so far as it is not prohibited by any relevant mandatory Applicable Law) the Payment Obligations and ADPC's right to those amounts are absolute, unconditional and irrevocable, the Payment Obligations do not terminate nor is the Occupier entitled to any reimbursement, abatement or reduction, set-off, counterclaim, defence or deduction with respect to them, nor are the obligations of the Occupier under this Musataha affected (except in accordance with any express provision of this Musataha Agreement) nor (except as stated in this Clause 30.1 (*Continuation of obligations of the Occupier*)) is ADPC's entitlement to receipt of the Payment Obligations affected by reason of:

30.1.1 any damage to or destruction of the Plot, the Improvements, any Adjoining Property, or any defects in the ADPC Works from whatever cause (other than ADPC's gross negligence or wilful misconduct or the gross negligence of any person under the control of ADPC);

30.1.2 any restriction, prevention, or curtailment of or interference with the use of the Plot or any part thereof as a result of any Applicable Laws, including any curtailment of the right to rebuild or reinstate the Improvements under applicable zoning laws or the temporary closure of the Plot during the remediation of any environmental problem for which the Occupier is responsible;

30.1.3 the interference with the use of the Plot by any persons (except for interference by persons under the control of ADPC);

30.1.4 any claim that the Occupier has or might have against ADPC involving ADPC's gross negligence or wilful misconduct or the gross negligence or wilful misconduct of any person under the control of ADPC;

30.1.5 ADPC or any assignee of, or successor to, ADPC becoming Insolvent, and notwithstanding any action with respect to this Musataha Agreement that may be taken by a liquidator, administrator or receiver of ADPC or any assignee of, or successor to, ADPC or by any court in any proceeding relating thereto;

30.1.6 any permit for construction on the Plot or the use of the Plot being revoked or declared invalid;

30.1.7 any change to the Development Rules;

30.1.8 any change to the master plan for the Development, other than a change to the permitted use of the Plot or any Easement Area; or

30.1.9 any prohibition, limitation, restriction, or prevention of the Occupier's use of or access to the Plot, the Easement Areas or interference with use or access (including the ability to exercise any of the rights granted in this Musataha Agreement) howsoever arising out of:

(a) any action of any Relevant Authority;

(b) any act or omission of any provider of any Utility for use at the Plot;

(c) any Condemnation; or

(d) any change, variation or modification of any Legal Requirement or the introduction of any new Legal Requirement.

30.2 **Waiver by the Occupier**

The Occupier waives (so far as it is not prohibited from doing so by any relevant mandatory Applicable Law) any and all rights which it may now have, or which may at any time hereafter be conferred upon it, by statute or otherwise, to terminate, surrender, rescind or avoid this Musataha Agreement or abate or defer any Land Rent or other Payment Obligations payable under this Musataha Agreement except in accordance with the express terms contained in this Musataha Agreement.

31 **CONDEMNATION**

31.1 **Notification**

As soon as possible upon becoming aware of a Relevant Authority intending to Condemn the Plot or the Easement Areas (or any part of them), the Party becoming aware must notify the other Party and the Parties must meet as soon as reasonably practicable in order to discuss the proposed condemnation and any objection, action or claim for compensation that should be made or taken.

31.2 **No termination**

If at any time during the Term the whole or part of the Plot or Easement Areas are Condemned, this Musataha Agreement shall not (so far as it is not prohibited by any relevant mandatory Applicable Law) terminate and in any event the Land Rent, and any other Liabilities must continue to be paid by the Occupier without reduction or apportionment.

31.3 **Obligation to restore**

If at any time during the Term a part of the Plot or any Easement Areas set out in Schedule 1 (*Rights Granted*) is Condemned, the Occupier (at the Occupier's sole expense) must obtain all necessary planning permissions and all other necessary licences, consents and approvals (which the Occupier must use its best endeavours to obtain) and restore the remaining part of the Plot and/or Easement Areas in accordance with:

31.3.1 plans and specifications approved by ADPC (acting reasonably and in accordance with the ADPC Approvals Criteria);

31.3.2 all necessary Third-Party Approvals;

31.3.3 the requirements of all Relevant Authorities; best industry standards internationally, good building practice and using highest quality materials; and

31.3.4 all Applicable Laws.

31.4 **Condemnation Acquisition Monies**

Any Condemnation Acquisition Monies received by ADPC in respect of its interest in the Plot and/or Easement Areas must be paid and belong to ADPC. Any Condemnation Acquisition Monies paid in respect of the Occupier's interest in the Plot and/or Easement Areas must be paid to and belong to the Occupier.

31.5 **Agreement as to condemnation compensation**

This Clause 31 (*Condemnation*) is intended by the Parties to constitute an agreement between the Parties in relation to Condemnation compensation for all the purposes of any relevant Applicable Law.

31.6 **Taking by ADPC**

ADPC reserves the right to reduce the size of the Plot by up to five percent or to reduce or restrict any of the rights referred to in Schedule 1 (*Rights Granted*) but without impairing the ability of the Occupier to use the Plot and the Improvements for the Permitted Use and subject to:

(a) ADPC paying compensation to the Occupier equal to any capital costs that the Occupier necessarily incurs in making good or adapting any part of the Improvements affected by the reduction in the size of the Plot; and

(b) a pro-rata reduction of the Land Rent.

32 **RENEWAL OF TERM**

32.1 Provided there is no Event of Default continuing at the proposed time of service, the Occupier may serve a Renewal Notice on ADPC at any time during the Renewal Period.

32.2 Following the service of a Renewal Notice and subject to Applicable Law and Clauses 32.3 and 32.4 below, both Parties hereby agree to renew the Term for a further period of up to fifty (50) years (or for such duration as may otherwise be agreed between the Parties), on the same terms and conditions (subject to Clause 32.3 below), such further period commencing upon the expiry of the Renewal Period.

32.3 The renewed Term shall be on identical terms and conditions to the initial Term, except for: (i) the quantum of Land Rent (which shall be determined in accordance with Clause 32.4 below); and (ii) shall incorporate any changes required due to Applicable Law or Legal Requirements.

32.4 The Parties shall use all reasonable endeavours to agree the quantum of the Land Rent for the renewal Term as soon as reasonably practicable following issuance of the Renewal Notice. The Parties agree that the Land Rent shall be set at the prevailing market rates for land within the Development and shall exclude the value and benefit resulting from the Occupier Works (and ADPC undertakes that it shall not seek to charge the Occupier an amount in excess of that which it charges any other person with whom ADPC has a similar contractual arrangement in that time). Any disputes arising under this Clause shall be determined in accordance with the provisions of Clause 38.

33 **RELATIONSHIP OF THE PARTIES**

33.1 **No partnership**

Nothing in this Musataha Agreement creates a partnership, joint venture, contract of employment or relationship of principal and agent between the Occupier and ADPC.

33.2 **Representation**

Except as expressly provided in this Musataha Agreement nothing in this Musataha Agreement entitles either Party:

33.2.1 to incur any expenses on behalf of the other Party; or

33.2.2 to enter any engagement or make any representation or warranty on behalf of the other Party; or

33.2.3 to pledge the credit of, or otherwise bind or oblige, the other Party.

34 **ATTORNMENT**

This Musataha Agreement and all rights of the Occupier under this Musataha Agreement are subject and subordinate to the rights of any assignee, mortgagee, and transferee of the interest of ADPC in the Plot

(or, in each case, any part thereof) or any grantee of any other Relevant Interest granted by ADPC, without any further consent or agreement of the Occupier. The Occupier must attorn as the Occupier of any assignee, mortgagee, transferee, or grantee if the assignee, mortgagee, transferee, or grantee requires the Occupier (by written notice) to do so and the Occupier must attorn to any purchaser of the Plot and the Occupier must recognise any assignee, mortgagee, transferee, grantee, or purchaser as it would recognise ADPC under this Musataha Agreement.

35 CONFIDENTIALITY

35.1 Each Party must keep this Musataha Agreement and all matters relating to it confidential, and must use all reasonable endeavours to prevent its employees, agents, and servants from disclosing this Musataha Agreement or any matter in relation to it, except in respect of:

35.1.1 any matter which that Party can demonstrate is already generally available and in the public domain other than as a result of a breach by it of Clause 35 (*Confidentiality*).

35.1.2 any disclosure which is reasonably required for the performance of that Party's obligations, or the exercising or enforcement of its rights, under this Musataha Agreement;

35.1.3 any disclosure which is required by any law (including any order of a court of competent jurisdiction) or in order to comply with the rules of any stock exchange or governmental or regulatory authority whether having the force of law;

35.1.4 the disclosure of any information which is already lawfully in the possession of that Party before its disclosure by the other Party;

35.1.5 the provision of information to any financiers or to other funders (or potential financiers or funders) of that Party or to the professional advisers of any financiers or other funders; and

35.1.6 the disclosure of information to the extent necessary in order to procure the registration of the Musataha Agreement at the Land Registration Department of the Abu Dhabi Municipality.

35.2 Confidentiality chain

When disclosure is permitted under Clause 35.1.5, the recipient of the information is subject to a similar obligation of confidentiality as that contained in this Musataha Agreement.

36 GENERAL

36.1.1 This Musataha Agreement and the Development Rules constitute the entire agreement between the Parties relating to the subject matter of this Musataha Agreement and supersede all previous verbal or written agreements and negotiations between the Parties.

36.1.2 Nothing in this Musataha Agreement may be construed so as to contradict any mandatory provision of any Applicable Law.

37 NOTICES

Any notice given or made by or to ADPC or the Occupier under this Musataha Agreement must be in writing and served by delivering it personally or by sending it by courier or by fax, to the recipient at its address or fax number shown in the Particulars (or any other address or fax number subsequently advised to the other Party in writing from time to time). A notice is deemed to be received:

(a) if delivered personally, at the time of delivery;

(b) if delivered by a courier, on the date of delivery as evidenced by the records of the courier;

(c) if sent as a fax, at the time of transmission receipt of the fax; and

provided, in each case, that the deemed day of receipt is not a statutory public holiday or a day on which banks in Abu Dhabi are closed for the conduct of non-automated business (if it is not, delivery of the notice is deemed to be received on the next day that is not a statutory public holiday and on which banks in Abu Dhabi are open for the conduct of non-automated business).

38 DISPUTE RESOLUTION

38.1 Good faith

38.1.1 If any dispute, claim, difference or controversy arises between the Parties out of or in connection with this Musataha Agreement (including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it) (Dispute), the Parties must try to settle the Dispute by one Party giving written notice of a Dispute to the other and then consulting and negotiating with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both Parties.

38.1.2 If the Parties are unable to resolve the Dispute within a period of thirty (30) days (or any other period that the Parties agree) from receipt by one Party of a written notification of a Dispute by the other Party, then either Party may refer the Dispute to the Abu Dhabi Courts in accordance with Clause 38.2 (*Proceedings*) or, if they agree to do so, to an Independent Expert in accordance with Clause 38.3 (*Independent Expert*).

38.2 Proceedings

If the Parties do not reach a solution as provided for in Clause 38.1 (*Good faith*) or (if applicable) Clause 38.3 (*Independent Expert*), the Dispute must be referred to and finally resolved by the Abu Dhabi Courts.

38.3 Independent Expert

38.3.1 "**Independent Expert**" means a single third-party expert appointed in accordance with the provisions of this Clause 38.3 (*Independent Expert*).

38.3.2 Any other Dispute of the kind referred to in Clause 23.1 (*Draft Decommissioning Plan*) or any other Dispute that the Parties cannot resolve pursuant to the procedures set out in Clause 38.1 (*Good faith*) may, if the Parties so agree, be referred to an Independent Expert.

38.3.3 The Independent Expert shall be a person agreed between the Parties. If the Parties are unable to agree within seven (7) days of notice from either Party to the other calling upon the other to so agree, then either Party may ask the Director General of the Abu Dhabi Commercial Conciliation and Arbitration Centre to appoint an expert of at least ten (10) years standing, having regard to the nature of the dispute or difference. Within fifteen (15) days of the appointment of an Independent Expert, each of the Parties must submit to the Independent Expert a notice (a Position Notice) setting forth in detail the Party's position in respect of the issues in dispute. The Position Notice must include supporting documentation, if appropriate.

38.3.4 The Independent Expert must complete all proceedings and issue his decision with regard to the Dispute, stating his reasons, as promptly as reasonably possible, but in any case, within fifteen (15) days of the date on which the later Position Notice is submitted, unless the Independent Expert reasonably determines that additional time is required in order to give adequate consideration to the issues raised. If he decides that additional time is required, the Independent Expert must state in writing his reasons for believing that additional time is needed and he must specify the additional period required, which must not exceed ten (10) days, unless the Parties agree otherwise. The Independent Expert shall act as an Expert and not as an arbitrator and may adopt such procedures as the Independent Expert considers

appropriate. The costs of the Independent Expert shall be borne by the Parties equally. In resolving a Dispute, the Independent Expert must:

(a) consider all facts and circumstances he deems relevant given the nature of the Dispute; and

(b) choose either the position of ADPC as set forth in ADPC's Position Notice or the position of the Occupier as set forth in the Occupier's Position Notice, whichever is nearer to (or coincides with) his own opinion.

38.3.5 If the Independent Expert fails to notify the Parties of his decision with respect to any Dispute referred to him within the time-limit specified in Clause 38.3.4, either Party may give notice within thirty (30) days after expiration of that time-limit that the Dispute is to be decided pursuant to Clause 38.2 (*Proceedings*), whereupon the Independent Expert must give no further consideration to the Dispute and must not issue a decision.

38.3.6 Any decision of the Independent Expert regarding a Dispute is final and binding on the Parties unless written notice of dissatisfaction with the decision is given by one Party to the other Party, with a copy to the Independent Expert, within thirty (30) days of the notifying Party's receipt of the Independent Expert's decision, in which case the Dispute may be settled pursuant to Clause 38.2 (*Proceedings*).

39 GOVERNING LAW AND JURISDICTION

This Musataha Agreement and the rights of the Parties under this Musataha Agreement are governed by the laws of Abu Dhabi and the applicable federal laws of the UAE. Nothing in this Musataha Agreement is intended to contradict any mandatory provision of any Applicable Law.

40 WAIVER OF IMMUNITY

Each Party hereby waives any right or claim it may have against the other Party for sovereign or diplomatic immunity or exemption from liability so far as it relates to the enforcement of its obligations pursuant to this Musataha Agreement.

41 NO WAIVER AND SEVERANCE

41.1 No waiver

Failure by either Party on any occasion to insist upon observance or performance by the other Party of any obligation in this Musataha Agreement does not amount to a waiver of any breach or acceptance of any variation by that Party. No waiver by either Party of any breach of any obligation or provision in this Musataha Agreement express or implied operates as a waiver of another breach of the same or of any other obligation or provision of this Musataha Agreement, whether express or implied. The rights and remedies under this Musataha Agreement may be exercised as often as necessary and are cumulative and not exclusive of any rights or remedies provided by law.

41.2 Severance

If a provision of this Musataha Agreement is or becomes illegal, invalid, or unenforceable in any jurisdiction, it does not affect the validity or enforceability in that jurisdiction of any other provision of this Musataha Agreement or the validity or enforceability in other jurisdictions of that or any other provision of this Musataha Agreement.

42 NO VARIATION

No amendment to this Musataha Agreement is valid unless it is made in writing and executed by each Party's authorised representative.

43 **LEGAL COSTS**

Each Party must pay its own legal and other costs in relation to the negotiation, preparation, and performance of this Musataha Agreement.

44 **NO 'BENCHMARKING'**

The economic terms of this Musataha Agreement are specific to the Plot and the prevailing market conditions on the Effective Date and the Occupier may not use them as a benchmark for terms of occupation of any other plot in The Development at any other time.

Schedule 1
Rights Granted

ADPC grants the rights in paragraph 1 for the Term but subject to the cessation of any right granted if the Easement Area over which that right is granted becomes vested in any Relevant Authority and becomes part of the public infrastructure of Abu Dhabi and further subject to the terms of paragraph 2.

1 The non-exclusive right of access or right-of-way upon and over such land owned or controlled by ADPC as may be reasonably required for vehicular and pedestrian ingress and egress to, from and among the Plot to and from the public roads (if applicable).

2 The right to lay, repair and, as necessary, replace or upgrade conduits from the boundary of the Plot to the Development Utilities Corridor and connect to Utilities conduits at the point(s) along the Development Utilities Corridor marked on the Plot Plan and Description or otherwise designated for that purpose by ADPC or any Relevant Authority.

3 The right or rights (if any) described in Item 18 of the Particulars (subject to Clause 2 (*Grant of Musataha and other rights*)) is or are deemed to be incorporated into this Schedule 1 (*Rights Granted*).

4 If the Occupier fails to use any Easement Area by the Occupier's Works Completion Date or any later date agreed in writing by ADPC or, having used any such Easement Area, ceases to use it for a continuous period of twelve (12) months or more, the Occupier is required to surrender its rights immediately in respect of that Easement Area to ADPC and, by the date agreed with ADPC, remove all structures and installations (including those below ground) from the relevant Easement Area so that the Easement Area is in no worse condition than it was on the Effective Date.

5 If ADPC permits the Occupier to make any improvements on any Easement Area, then the Occupier's rights in respect of those improvements are governed by the terms of the permission granted by ADPC, but: the obligations of the Occupier in relation to those improvements are the same as those of the Occupier under this Musataha Agreement in relation to the Improvements; and all risks in relation to those improvements are those of the Occupier.

Schedule 2
Exceptions and Reservations

The following rights and easements are excepted and reserved out of the Plot to ADPC and all other persons authorised by it or having the like rights and easements:

1 The right at all reasonable times upon reasonable prior notice (except in cases of emergency) to enter the Plot or the Easement Areas (with all necessary materials and appliances) or carry out works to the same in order to:

(a) inspect, cleanse, maintain, repair, connect to, remove, lay, renew, relay, replace, alter, or execute any works to or in connection with any pipes, valves, conduits, lines, works, facilities, equipment, devices, or services in or accessible from the Plot;

(b) perform and/or exercise any of ADPC's rights and obligations under this Musataha Agreement and satisfy any Legal Requirements to which the Plot and/or Adjoining Property (or, in each case, any part thereof) is subject,

but, in exercising the foregoing rights:

(i) neither ADPC nor any person exercising those rights on behalf of ADPC must cause damage to, or materially interfere with, the Occupier's construction, ownership, operation, and maintenance of the Improvements;

(ii) ADPC and any person exercising those rights on behalf of ADPC must comply with the Occupier's posted security and safety procedures and follow the Occupier's reasonable directions;

(iii) ADPC obtains the prior written consent of the Occupier (the Occupier agrees not to withhold or delay its consent unreasonably);

(iv) ADPC or any person exercising those rights on behalf of ADPC removes all debris and other excess material from the affected portion of the Plot within a reasonable period of time after the completion of any works; and

(v) ADPC or any person exercising those rights on behalf of ADPC reimburses the Occupier for any reasonable and direct costs incurred by the Occupier in connection with the exercise of those rights.

2 The rights of light, air and all other easements and rights now or hereafter enjoyed by the Adjoining Property (or any part).

3 The right, without paying compensation to the Occupier, at any time to build on, re-develop or execute any works to any Adjoining Property or any buildings thereon in such manner as the person exercising the right shall think fit notwithstanding the fact that the same may obstruct, affect, or interfere with the amenity of the Plot (or any part) or the passage of light and air to the Plot (or any part) .

4 The reservation or reservations (if any) described in Item 19 of the Particulars (which is (are) deemed to be incorporated into this Schedule 2 (*Exceptions and Reservations*) by reference).

Schedule 3
Special Conditions

Special Condition 1

This Musataha Agreement is subject to the Occupier's stated Utilities demands in the Occupiers Project Technical Details I/P form ("**Form**") a copy of which is attached to this Musataha Agreement. In the event that the Occupier exceeds the Utility demands as detailed in the Form, then the Parties shall use all reasonable endeavours to reach an agreement to accommodate the Occupier's increased Utility requirements which may include amending the Plot and/or the Land Rent. The Occupier must also satisfy any requirements of any Relevant Authority for the connection of supply of any Utility.

Special Condition 2

The Occupier may sublet the whole of the Plot or any part(s) of the Plot that is / are capable of being occupied and used on a separate self-contained basis (the Permitted Part) subject to the following conditions:

(a) prior to granting any sublease:

(i) the Occupier must ensure that the use to be undertaken by any sub-tenant is compliant with the uses set out in the Permitted Use (as detailed in the Particulars);

(ii) the Occupier must have completed construction of the Improvements (in accordance with the terms of this Musataha Agreement).

(b) at the time any sublease is to be granted:

(i) the Occupier must not be in breach of any of the terms of this Muataha Agreement; and

(ii) the subtenant must have a valid license to undertake its proposed use issued by the Relevant Authority;

(c) the Occupier shall provide ADPC with such details as required by ADPC of all occupiers at the Plot on an annual basis or as and when otherwise requested by ADPC.

(d) notwithstanding the grant of any sublease, the Occupier shall remain directly liable to ADPC for compliance with all of the Occupier's covenants under this Musataha Agreement in respect of the entire Plot (including any parts comprised in a sublease(s)).

Project Utility Requirements

KEZAD GROUP مجموعة كـيزاد

Application Review (UTS)	Ref No.

This form should be filled by applicants who have submitted an Industrial Project Application (IPA) Form, received and accepted thecommercial offer from AD Ports Group. This Form must be submitted for review before entering into a Standard Musataha Agreement (SMA).

1. Occupier Information

Company Name

SINGAUTO MANUFACTURING - L.L.C - S.P.C

Brief Description of Project

SINGAUTO constructed based on the principle of "one plan and phased implementation". Phase I of the plan covers an area of 157 mu,. The planned annual production capacity is 40,000 units; Product light truck models based on the S1 platform, including S1 refrigerat, van and tablet trucks, minibuses, and various municipal truck models. The planned annual production capacity is 40,000 units, of which the production capacity of S1 model is 20,000 units per year, and that of foreign cooperation projects (such as tank car assembly) is 20,000 units per year. Phase II of the plan covers an area of 450 mu, The planned annual production capacity is 100,000 units.

2. Utilities Phasing Plan (from start of operations to full ramp-up)

Operational Phases	Phase 1	Phase 2 (Future Expansion)	Other Future Phases (if applicable)	Total
Operational Timeline (Quarter/Year)	4	4		4
Total Connected Load (MW)	2	0.5		2.5
Natural Gas (MMSCFD)	0	0		0
Potable Water (m^3/day)	20	30		50
Process Water (m^3/day) Note: This is daily intake/make-up for industrial use	100	100		200
Industrial Wastewater (m^3/day)	100	100		200
Other Requirements If any				

3. Power

What are major power consumers? (Specify below)

1. Office and air conditioning electricity consumption
2. Air conditioning compressor and water pump
3. Production line

Project Utility Requirements

مجموعة كـــيزاد
KEZAD GROUP

4. Natural Gas
☑ Thermal Use ☐ Feedstock ☐ Power Generation

KEZAD GROUP

EXECUTION PAGE

IN WITNESS WHEREOF and intending to be legally bound, this Musataha Agreement was signed on the date first set forth above by a duly authorized representative of each of the Parties.

Signed by: **Mohamed Al Khadar Al Ahmed**
Chief Executive Officer
Khalifa Economic Zones Abu Dhabi - KEZAD Group
for and on behalf of **ABU DHABI PORTS COMPANY PJSC**)
)
)

Duly authorised person

Signed by: Yuqiang Liu for and on behalf of the Occupier)
) 刘羽强
)

Duly authorised person

ADP-SOP-LEG03-1816

Appendix 1

ADPC Works Description

Description	Targeted Completion Date	Fail Safe Date
Power Substation (33/11) Kv	Completed	Completed
Secondary Potable Water Network	Completed	Completed
Secondary Sewage Network	Completed	Completed
Secondary roads	Completed	Completed

The above targeted completion dates present the planned timelines by ADPC for the relevant parts of (Primary & Secondary) infrastructure. However, the actual connections to the Plot for all services shall be processed by the Occupier through the Relevant Authorities and according to their procedures.

Note :

1) Power source will be decided by ADDC. Investor should follow ADDC standards/ Guidelines.
2) Investor to do Tie-in on external Water Supply line. Tie-in location will be decided by ADDC during engineering stage, based on overall water demand.
3) Waste water will be discharged as per specifications, at location / Tie-in point suggested by TAQA Water Solution.
4) For Storm Water, Investor to consider 100% retention inside plot with maximum utilization. No external connection / disposal is allowed. Investor should either recycle OR should arrange for disposal of Storm Water / Rain water by tanker.

مجموعة كـــيزاد
KEZAD GROUP

Appendix 2

Plot Plan and Description

Attached

مجموعة موانئ أبوظبي
AD PORTS GROUP

KEY PLAN



All Coordinate Values Are In WGS-84 Coordinates System, Zone-40N

Pt.	EASTING	NORTHING	Pt.	EASTING	NORTHING
1	271312.3172	2732600.7986			
2	271627.7846	2732374.8124			
3	271549.2473	2732263.5239			
4	271457.2001	2732133.0912			
5	271420.4369	2732084.5885			
6	271392.5254	2732051.6369			
7	271232.9971	2732490.0708			

Notes:-

1. DO NOT SCALE FROM THE DRAWINGS.
2. ALL DIMENSIONS ARE IN METERS AND LEVELS IN METERS UNLESS NOTED OTHERWISE. ALL DIMENSIONS TO BE VERIFIED ON SITE.
3. THIS DRAWING SHOULD BE READ IN CONJUNCTION WITH OTHER RELEVANT DRAWINGS.
4. THE PLOT COORDINATES ISSUED ON THIS DRAWING IS SUBJECT TO SITE SURVEY.

Legend:-

Ingress / Egress

Plot Limit

إدارة التخطيط العمراني والتراخيص
URBAN PLANNING & PERMITTING DEPARTMENT


KHIA9-19_20
KHIA9-18J_18L
KHIA9-21
KHIA9-06
KHIA9-18G_18H
KHIA9-18F
KHIA9-18E
KHIA9-18C_18D
KHIA9-18A_18B
KHIA9-08
KHIA9-62D
KHIA9-62A
KHIA9-62E
KHIA9-62C
KHIA9-70
KHIA9-24
KHIA9-33
KHIA9-30_31_32
KHIA9-29
KHIA9-55
KHIA9-28
KHIA9-26_27
KHIA9-22_23
(104,745.71 sqm)
1
2
3
4
5
6
7
136.21
388.06
136.21
159.64
60.86
466.55

RENTED TO:

Singauto Manufacturing - L.L.C - S.P.C

LOCATION	KEZAD A	PLOT NO.	KHIA9-22_23
TYPE	Industrial	AREA	104,745.71 sqm

N

SCALE: 1:5,000

DATE: 26/Dec/2024

ADPORTS-EC&FZ-GIS-SP-02892



SITE PLAN


PLOT LOCATION
KHIA9-22_23

AREA PLAN


KHIA9-22_23
5.20m ADPC
1.50m WATER NETWORK - A
1.50m TELEPHONE
2.50m COMBINED WASTE WATER
4.00m STORM WATER
1.50m LV
4.00m 11KV
7.0m 33KV
3.00m LANDFURNISHING
7.30m CARRIAGEWAY
1.00m IRRIGATION
1.00m STREET LIGHTING
7.30m CARRIAGEWAY
3.00m LANDFURNISHING
7.00m 33KV
4.00m 11KV
1.50m LV
4.00m STORM WATER
10.70m ADPC
[30.20m]
[5.00m]
[80.00m]
[30.20m]
30.20
80.00
7.30
7.30
5.00
30.20

Disclaimer :
Utility Corridors are Subject to ADM Town Planning Dept. Approval

PLOT DETAIL

GENERAL NOTES:

1. THIS DRAWING IS THE COPYRIGHT OF ABU DHABI PORTS GROUP AND MUST NOT BE RETAINED,COPIED OR USED WITHOUT THE ABOVE AUTHORITY.
2. DO NOT SCALE FROM THE DRAWINGS.
3. ALL DIMENSIONS ARE IN METRES AND LEVELS IN METRES UNLESS NOTED OTHERWISE. ALL DIMENSIONS TO BE VERIFIED ON SITE.
4. THIS DRAWING SHOULD BE READ IN CONJUNCTION WITH OTHER RELEVANT DRAWINGS.

LEGEND:

TEL - TELEPHONE CORRIDOR
WNA - WATER NETWORK-A CORRIDOR
WNB - WATER NETWORK-B CORRIDOR
CWW - COMBINED WASTE WATER CORRIDOR
GAS - GAS CORRIDOR
IR - IRRIGATION CORRIDOR
11KV - 11KV CABLE CORRIDOR
33KV - 33KV CABLE CORRIDOR
LV - LOW VOLTAGE CORRIDOR
SL - STREET LIGHTING CORRIDOR
SW - STORM WATER CORRIDOR (ADPC)

CLIENT
مجموعة موانئ أبوظبي
AD PORTS GROUP

PROJECT
KHALIFA PORT & INDUSTRIAL ZONE

Drawing Title
SINGAUTO MANUFACTURING - L.L.C - S.P.C
PLOT AND ASSOCIATED UTILITIES CORRIDORS

CAD	Reviewed	Approved
MC	SM	HB

Scale	Date
N.T.S	26/12/2024

Drawing Number	Revision
ADPORTS-IZ-BUSS-DWG-01441	000